    As filed with the Securities and Exchange Commission on May 9, 2000

                                                 Registration No. 333-35134

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             WELLS FARGO & COMPANY
               (Exact name of registrant as specified in charter)

        Delaware                      6712                       41-0449260
    (State or other       (Primary Standard Industrial         (IRS Employer
    jurisdiction of       Classification Code Number)          Identification
    incorporation or                                              Number)
     organization)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 (800) 411-4932
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                  415-396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

            Robert J. Kaukol                       Ernest J. Panasci
         Wells Fargo & Company                    Jones & Keller, P.C.
      1050 17th Street, Suite 120              1625 Broadway, 16th Floor
         Denver, Colorado 80265                  Denver, Colorado 80202
             (303) 899-5802                          (303) 573-1600

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           1ST CHOICE FINANCIAL CORP.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  June 9, 2000

To the Shareholders of 1st Choice Financial Corp.:

  A special meeting of shareholders of 1st Choice Financial Corp. ("1st Choice") will be held on Friday, June 9, 2000, at 10:00 a.m., Greeley, Colorado time, at the 1st Choice Bank Boardroom, 5801 West 11th Street, Greeley, Colorado. The purposes of the meeting are to:

  1. Vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of February 3, 2000 (the "Merger Agreement"), between 1st Choice and Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into 1st Choice (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the proxy statement-prospectus that follows this notice. As a result of the Merger, 1st Choice will become a wholly-owned subsidiary of Wells Fargo.

  2. Act on any other matters that may properly come before the meeting.

  Only shareholders of record on April 30, 2000 may vote at the special meeting or at any adjournment thereof.

  As described in the proxy statement-prospectus that follows this notice, under Article 113 of the Colorado Business Corporation Act, 1st Choice shareholders are entitled to assert dissenters' appraisal rights in connection with the Merger. A copy of Article 113 is included in the proxy statement-prospectus as Appendix C. Shareholders who do not satisfy the requirements for asserting dissenters' appraisal rights will forfeit their right to demand and receive cash payment for their shares under Article 113.

                                          By Order of the Board of Directors

                                          /s/ Robert N. Hinderaker

                                          Robert N. Hinderaker
                                          Corporate Secretary

May 10, 2000


 Please promptly complete, sign, date and return the enclosed proxy sheet whether or not you plan to attend the meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Merger Agreement and the Merger. You may still vote in person at the meeting even if you have previously returned your proxy sheet.

                           [LOGO OF 1ST CHOICE BANK]

  The board of directors of 1st Choice Financial Corp. has approved the sale of 1st Choice to Wells Fargo & Company. The sale requires the approval of 1st Choice's shareholders and will be voted on at a special meeting. The time and place of the meeting are set forth in the notice of special meeting that precedes this proxy statement-prospectus.

  If the sale is completed, Wells Fargo will exchange $63,000,000 of its common stock, subject to reduction, for all of the outstanding stock of 1st Choice. The purchase price of $63,000,000 will be reduced dollar for dollar by the amount, if any, the tangible equity of 1st Choice as of five days before the sale is completed is less than $30,700,000. Tangible equity will be determined under guidelines agreed to by Wells Fargo and 1st Choice and described later in this document.

  The share value of 1st Choice common stock will be determined by dividing the purchase price by the number of shares of 1st Choice common stock outstanding immediately before the sale is completed. As of April 30, 2000, there were outstanding 3,307,094 shares of 1st Choice common stock and options to purchase 180,000 shares of 1st Choice common stock. Assuming that all options are exercised, there will be 3,487,094 shares of 1st Choice common stock outstanding immediately before the sale is completed. Based on this and assuming a purchase price of $63,000,000, Wells Fargo will exchange approximately $18.07 of its common stock for each outstanding share of 1st Choice common stock.

  The exchange ratio, or the number of shares of Wells Fargo common stock that you will receive for each share of 1st Choice common stock that you own, will be determined by dividing the share value by a measurement price. The measurement price will equal the average of the closing prices of a share of Wells Fargo common stock for the period of 20 consecutive trading days ending on the day immediately before the special meeting. For example, if the actual share value is $18.07 and the measurement price is $40, the exchange ratio would be 0.45175.

  The actual purchase price, share value and exchange ratio will be determined by future conditions and events. Neither Wells Fargo nor 1st Choice can guarantee their respective values.

  Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." On May 3, 2000, Wells Fargo common stock closed at $40.56 a share.


  If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

  The merger is expected to be generally tax free to 1st Choice shareholders except for cash received instead of fractional shares.

  This proxy statement-prospectus provides detailed information about the proposed sale. Please read this entire document carefully. You can find additional information about Wells Fargo from documents filed by Wells Fargo with the Securities and Exchange Commission.

  Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy sheet. If you sign, date and mail your proxy sheet without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your proxy sheet, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the sale.

  Approval of the sale of 1st Choice to Wells Fargo requires the affirmative vote of a majority of the outstanding shares of 1st Choice common stock. No vote of Wells Fargo's stockholders is required to complete the transaction.

/s/Darrell D. McAllister
Darrell D. McAllister
Chairman of the Board and Chief Executive Officer
                               ----------------
  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares of Wells Fargo common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Wells Fargo, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
                               ----------------

              Proxy Statement-Prospectus dated May 10, 2000.

     First mailed to 1st Choice shareholders on or about May 11, 2000.

                             ADDITIONAL INFORMATION

  This proxy statement-prospectus incorporates important business and financial information about Wells Fargo that is not included in or delivered with this document. See "Where You Can Find More Information" on page 62 for a list of the documents that Wells Fargo has incorporated into this proxy statement-prospectus. The documents are available to you without charge upon written or oral request made as follows:

                              Corporate Secretary
                             Wells Fargo & Company
                                 MAC N9305-173
                              Sixth and Marquette
                          Minneapolis, Minnesota 55479
                                 (612) 667-8655

  To obtain documents in time for the special meeting, your request should be received by June 2, 2000.

                              ABOUT THIS DOCUMENT

What is the purpose of this document?

  This document serves as both a proxy statement of 1st Choice and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you by 1st Choice because 1st Choice's board of directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed sale of 1st Choice to Wells Fargo. As a prospectus, it's being provided to you by Wells Fargo because Wells Fargo is offering shares of its common stock in exchange for your shares of 1st Choice common stock if the sale is completed.

Do I need to read the entire document?

  Absolutely. Parts of this proxy statement-prospectus summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is included as Appendix A.

Is there other information I should consider?

  Yes. Much of the business and financial information about Wells Fargo that may be important to you is not physically included in this document. Instead, this information is incorporated into this document by reference to documents filed by Wells Fargo with the Securities and Exchange Commission (SEC). This means that Wells Fargo may satisfy some of its disclosure obligations to you by referring you to documents filed by it with the SEC. See "Where You Can Find More Information" on page 62 for a list of documents that Wells Fargo has incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

What if there is a conflict between documents?

  You should rely on the most recently filed document. Information in this proxy statement-prospectus may update information contained in the Wells Fargo documents incorporated by reference. Similarly, information in documents that Wells Fargo may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents.

What if I choose not to read the incorporated documents?

  Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
  The Merger...............................................................   1
  The Companies............................................................   1
  What You Will Receive In The Merger......................................   1
  Market Price Of Wells Fargo Stock Will Fluctuate.........................   2
  Merger Generally Tax Free To 1st Choice Shareholders.....................   3
  1st Choice's Board Recommends Approval Of The Merger.....................   3
  1st Choice's Financial Advisor Believes The Merger Is Fair To 1st Choice
   Shareholders............................................................   3
  Additional Merger Benefits To 1st Choice's Management....................   3
  Dissenters' Appraisal Rights Available...................................   3
  Surrender Of 1st Choice Shares...........................................   4
  1st Choice Special Meeting...............................................   4
  Record Date; Vote Required To Approve Merger.............................   4
  Agreements To Vote For The Merger........................................   4
  Merger Requires Federal Reserve Board Approval...........................   4
  Other Conditions To Completing The Merger................................   5
  Termination Of The Merger Agreement......................................   5
  Your Rights Will Differ As A Wells Fargo Stockholder.....................   5
  Wells Fargo Expects To Use Purchase Accounting...........................   5
  Wells Fargo Is Heavily Regulated.........................................   5
  Financial Modernization Will Increase Competition........................   6
  Forward-Looking Statements May Prove Inaccurate..........................   6
  Wells Fargo Selected Financial Data......................................   6


1ST CHOICE SPECIAL MEETING.................................................   8
  Time And Place Of The Meeting............................................   8
  Matters To Be Considered At The Meeting..................................   8
  Record Date..............................................................   8
  Outstanding Shares.......................................................   8
  Quorum...................................................................   8
  Vote Required............................................................   8
  Share Ownership..........................................................   9
  Agreements To Vote For The Merger........................................   9
  Voting And Revocation Of Proxies.........................................   9
  Solicitation Of Proxies..................................................   9
  Postponement Or Adjournment Of The Meeting...............................   9
  Other Matters Considered At The Meeting..................................  10


THE MERGER.................................................................  11
  Effect Of The Merger.....................................................  11
  Background Of And Reasons For The Merger.................................  11
  Opinion Of 1st Choice's Financial Advisor................................  13
  Additional Interests Of 1st Choice Management............................  16
  Dissenters' Rights.......................................................  19
  Exchange Of Certificates.................................................  20
  Regulatory Approvals.....................................................  21
  Effect Of Merger On 1st Choice's Employee Benefit Plans..................  22
  U.S. Federal Income Tax Consequences Of The Merger.......................  22
  Support Agreements.......................................................  23
  Resale Of Wells Fargo Common Stock Issued In The Merger..................  23

  Stock Exchange Listing....................................................  24
  Accounting Treatment......................................................  24

THE MERGER AGREEMENT........................................................  25
  Basic Plan Of Reorganization..............................................  25
  Representations And Warranties............................................  26
  Certain Covenants.........................................................  26
  Conditions To The Merger..................................................  29
  Termination Of The Merger Agreement.......................................  29
  Effect Of Termination.....................................................  29
  Waiver And Amendment......................................................  29
  Expenses..................................................................  29

INFORMATION ABOUT WELLS FARGO...............................................  30
  General...................................................................  30
  Management And Additional Information.....................................  30
  Information On Wells Fargo's Web Site.....................................  30
  Competition...............................................................  30

FIRST SECURITY MERGER.......................................................  32
  The First Security Merger Transaction.....................................  32
  About First Security Corporation..........................................  32

REGULATION AND SUPERVISION OF WELLS FARGO...................................  33
  Introduction..............................................................  33
  Regulatory Agencies.......................................................  33
  Bank Holding Company Activities...........................................  34
  Dividend Restrictions.....................................................  35
  Holding Company Structure.................................................  35
  Capital Requirements......................................................  36
  Deposit Insurance Assessments.............................................  37
  Fiscal And Monetary Policies..............................................  38
  Future Legislation........................................................  38

INFORMATION ABOUT 1ST CHOICE................................................  39
  History of the Bank.......................................................  39
  Business of the Bank......................................................  39
  Banking Premises..........................................................  39
  Lending Activities........................................................  40
  Investment Activities.....................................................  41
  Source of Funds...........................................................  41
  Competition...............................................................  42
  Employees.................................................................  42

WELLS FARGO CAPITAL STOCK...................................................  43
  Wells Fargo Common Stock..................................................  43
  Wells Fargo Preferred Stock...............................................  44
  Wells Fargo Rights Plan...................................................  45

COMPARISON OF STOCKHOLDER RIGHTS............................................  48
  Authorized Capital Stock..................................................  48
  Size of Board of Directors................................................  48
  Cumulative Voting.........................................................  49

  Classes of Directors......................................................  49
  Qualifications of Directors...............................................  49
  Filling Vacancies on the Board............................................  49
  Removal of Directors......................................................  50
  Nomination of Directors for Election......................................  50
  Anti-Takeover Provisions..................................................  50
  Stockholder Rights Plan...................................................  51
  Stockholder Action Without a Meeting......................................  51
  Calling Special Meetings of Stockholders..................................  52
  Submission of Stockholder Proposals.......................................  52
  Notice of Stockholder Meetings............................................  52
  Stockholder Vote Required for Mergers.....................................  53
  Dividends.................................................................  54
  Dissenters' Appraisal Rights..............................................  55
  Stockholder Preemptive Rights.............................................  56
  Stockholder Class Voting Rights...........................................  56
  Indemnification...........................................................  56
  Limitations on Directors' Liability.......................................  58
  Amendment of Certificate of Incorporation.................................  58
  Amendment of Bylaws.......................................................  59

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................................  60
  Wells Fargo Share Prices And Dividends....................................  60
  1st Choice Share Prices And Dividends.....................................  60

EXPERTS.....................................................................  61

OPINIONS....................................................................  61
  Share Issuance............................................................  61
  Tax Matters...............................................................  61

WHERE YOU CAN FIND MORE INFORMATION.........................................  62
  Registration Statement....................................................  62
  Other Wells Fargo SEC Filings.............................................  62
  Documents Incorporated By Reference.......................................  62
  Documents Available Without Charge........................................  63

FORWARD-LOOKING STATEMENTS..................................................  64

APPENDIX A Agreement and Plan of Reorganization

APPENDIX B Fairness Opinion of Alex Sheshunoff & Co. Investment Banking

APPENDIX C Colorado Dissenters' Appraisal Rights Statute

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 62. Each item in this summary includes a page reference to a more complete description of that item.

The Merger (page 11)

  In the proposed transaction, a Wells Fargo subsidiary will merge with 1st Choice. 1st Choice will survive the merger as a subsidiary of Wells Fargo. Wells Fargo will exchange shares of its common stock for all of the outstanding stock of 1st Choice. After the merger is completed, Wells Fargo will own all of the outstanding stock of 1st Choice.

  The merger agreement is included in this proxy statement-prospectus as Appendix A. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages 30 and 39)

  Wells Fargo & Company
  420 Montgomery Street
  San Francisco, California 94163
  (800) 411-4932

  Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At March 31, 2000, Wells Fargo had assets of $222 billion, 7th largest among U.S. bank holding companies.

  1st Choice Financial Corp.
  5801 West 11th Street
  Greeley, Colorado
  (970) 356-7700

  1st Choice Financial Corp. is a privately-held bank holding company that owns 1st Choice Bank, a Colorado banking corporation with seven locations in Northern Colorado. At March 31, 2000, 1st Choice had assets of $446 million.

What You Will Receive In The Merger (page 25)

  If the merger is completed, you will receive a fraction of a share of Wells Fargo common stock for each share of 1st Choice common stock that you own. That fraction of a share is referred to in this document as the "exchange ratio."

  Under a formula specified in paragraph 1(a) of the merger agreement, the exchange ratio will be determined by dividing (1) the total number of shares of Wells Fargo common stock to be issued in the merger by (2) the total number of shares of 1st Choice common stock outstanding immediately before the merger.

  . The total number of shares of Wells Fargo common stock to be issued in the merger will be determined by dividing $63,000,000, subject to reduction as described below, by a measurement price for Wells Fargo common stock.

  . The measurement price will be the average closing price of Wells Fargo during the period of 20 consecutive trading days ending on the day before the special meeting.

  The numerator of $63,000,000 will be reduced dollar for dollar by the amount, if any, the tangible equity of 1st Choice is less than $30,700,000 as of five days prior to the date the merger is completed. Tangible equity will be determined under generally accepted accounting principles, subject to the variations and adjustments specified in the merger agreement.

  As of April 30, 2000, there were outstanding 3,307,094 shares of 1st Choice common stock and options to purchase 180,000 shares of 1st Choice common stock. If all of the options are exercised, there will be 3,487,094 shares of 1st Choice common stock outstanding immediately before the merger. Based on this, and assuming that the tangible equity of 1st Choice as of five days before the merger is at least $30,700,000, the following measurement prices would result in the following exchange ratios:

         Measurement Price   Exchange Ratio
         -----------------   --------------
              $32.50            0.555896
              $35.00            0.516189
              $37.50            0.481777
              $40.00            0.451665
              $42.50            0.425097

  Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

Market Price Of Wells Fargo Stock Will Fluctuate (page 60)

  Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." The following table shows the closing prices of Wells Fargo common stock on February 3, 2000, the day before the proposed merger was announced, and on May 3, 2000. The table also shows the equivalent value as of each of those dates of 1st Choice common stock based on the possible exchange ratios shown in the table above. There is no established public market for shares of 1st Choice common stock.

                                    1st Choice Common Stock Equivalent Values
                                            Based on Possible Exchange
                                             Ratios (see table above)
                      Wells Fargo  --------------------------------------------
                     Closing Price 0.555896 0.516189 0.481777 0.451665 0.425097
                     ------------- -------- -------- -------- -------- --------
February 3, 2000....    $38.88      $21.61   $20.07   $18.73   $17.56   $16.53
May 3, 2000.........     40.56       22.55    20.94    19.54    18.32    17.24

  No adjustments to the exchange ratio will be made to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

  The following table shows the cash dividends paid per share of Wells Fargo common stock for the quarters indicated. 1st Choice has never paid dividends.

                                          Wells Fargo
             Quarter Ended                Common Stock
             -------------                ------------
             June 30, 1999...............    $0.20
             September 30, 1999..........     0.20
             December 31, 1999...........     0.20
             March 31, 2000..............     0.22

Merger Generally Tax Free To 1st Choice Shareholders (page 22)

  1st Choice shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of 1st Choice common stock for shares of Wells Fargo common stock. 1st Choice shareholders will be taxed on cash they receive instead of fractional shares.

  The tax treatment described above may not apply to every 1st Choice shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

  1st Choice is not obligated to complete the merger unless it receives an opinion of counsel that no gain or loss will be recognized by the holders of 1st Choice common stock upon receipt of Wells Fargo common stock except for cash received instead of fractional shares.

1st Choice's Board Recommends Approval Of The Merger (page 11)

  1st Choice's board of directors believes that the merger is in the best interests of 1st Choice shareholders and recommends that 1st Choice shareholders approve the merger. 1st Choice's board believes that the merger will provide 1st Choice shareholders with the potential for greater stock value appreciation and greater investment liquidity than if 1st Choice had remained independent.

1st Choice's Financial Advisor Believes The Merger Is Fair To 1st Choice Shareholders (page 13)

  Alex Sheshunoff & Co. Investment Banking has given its opinion to 1st Choice's board of directors that the consideration to be received in the merger by 1st Choice shareholders is fair from a financial point of view. The opinion is included in this proxy statement-prospectus as Appendix B.

Additional Merger Benefits To 1st Choice's Management (page 16)

  1st Choice's directors and executive officers have interests in the merger that are different from yours. These interests include:

  . Darrell D. McAllister, chairman of the board and chief executive officer of 1st Choice, has entered into an employment and non-compete agreement with Wells Fargo that provides for his employment after the merger with a subsidiary of Wells Fargo. The agreement also provides for non-compete payments following the merger.

  . Robert Hinderaker and Michael K. Sanders have entered into separate non-compete agreements with Wells Fargo that provide for non-compete payments following the merger.

  . Some of 1st Choice's directors and executive officers have stock options that will accelerate in connection with the merger. Some of these individuals will also receive cash payments in connection with their stock option exercise.

  . The merger agreement provides for specified rights to indemnification and liability insurance in favor of directors and officers of 1st Choice.

  The board of directors of 1st Choice was aware of these additional interests when it approved the merger agreement.

Dissenters' Appraisal Rights Available (page 19)

  1st Choice shareholders who dissent from the merger are entitled to receive the fair value in cash of their shares of 1st Choice common stock. To exercise this right, you must follow the procedures outlined in

Appendix C, including notifying 1st Choice prior to the merger of your intention to exercise your dissenters' appraisal rights. You must also not vote for the merger. If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted for the merger and you will lose your dissenters' appraisal rights. You will also lose your dissenters' appraisal rights if you fail to comply with the other required procedures.

Surrender Of 1st Choice Shares (page 20)

  To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your 1st Choice share certificates. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

1st Choice Special Meeting (page 8)

  1st Choice will hold a special meeting of shareholders at 10:00 a.m., Greeley, Colorado time, on Friday, June 9, 2000, at the 1st Choice Bank Boardroom, 5801 West 11th Street, Greeley, Colorado. The purposes of the meeting are to:

  1. Vote on the merger agreement.

  2. Act on any other matters that may properly come before the meeting.

Record Date; Vote Required To Approve Merger (page 8)

  The record date for the special meeting is April 30, 2000. You can vote at the meeting if you owned 1st Choice common stock at the close of business on that date. On the record date, there were 3,307,094 shares of 1st Choice common stock outstanding and entitled to vote. You can cast one vote for each share of 1st Choice common stock that you owned on the record date.

  Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of 1st Choice common stock entitled to vote at the special meeting. Not voting will have the same effect as voting against the merger.

Agreements To Vote For The Merger (page 23)

  At the same time that the merger agreement was signed, all but one of 1st Choice's directors entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals have agreed, among other things, to vote in favor of the merger all shares of 1st Choice common stock beneficially owned by them at the record date for the meeting.

  At the record date for the meeting, the individuals who signed support agreements beneficially owned a total of 832,560 shares of 1st Choice common stock, constituting approximately 25.2% of the shares of 1st Choice common stock entitled to vote at the meeting.

Merger Requires Regulatory Approvals (page 21)

  The Board of Governors of the Federal Reserve System and the Colorado Division of Banking must approve the merger before it can be completed. Wells Fargo has filed applications with the Federal Reserve Board and the Colorado Division of Banking requesting approval of the merger. As of the date of this proxy statement-prospectus, neither the Federal Reserve Board nor the Colorado Division of Banking had acted on Wells Fargo's application. Although Wells Fargo expects that the Federal Reserve Board and the Colorado

Division of Banking will approve the merger, it cannot be certain when or if, or on what terms and conditions, the required approvals will be given.

Other Conditions To Completing The Merger (page 29)

  In addition to the receipt of regulatory approvals, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

  .  approval of the merger agreement by 1st Choice shareholders;

  . receipt by 1st Choice of an opinion of counsel concerning the tax consequences of the merger;

  . authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to 1st Choice shareholders;

  . absence of any court or governmental authority order prohibiting the merger;

  . material compliance by each party with the terms and provisions of the merger agreement; and

  . the tangible equity of 1st Choice, as of five days before the merger and as determined under the merger agreement, must be at least $30,700,000.

  Wells Fargo or 1st Choice may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination Of The Merger Agreement (page 29)

  Wells Fargo and 1st Choice can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

  .  a court or other governmental authority prohibits the merger; or

  . the merger is not completed by July 31, 2000, unless the failure to complete the merger on or before that date is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be performed or observed by the party.

Your Rights Will Differ As A Wells Fargo Stockholder (page 48)

  Your rights as a 1st Choice shareholder are currently governed by Colorado law and 1st Choice's articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Wells Fargo Expects To Use Purchase Accounting (page 24)

  Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of 1st Choice. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Wells Fargo Is Heavily Regulated (page 33)

  Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

Financial Modernization Will Increase Competition (page 30)

  Bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. "Financial in nature" includes:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency;

  .  merchant banking activities; and

  . activities that the Federal Reserve Board has determined to be closely related to banking.

  Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business.

Forward-Looking Statements May Prove Inaccurate (page 64)

  This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Forward-Looking Statements" on page 64.

Wells Fargo Selected Financial Data

  The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data for 1995 through 1999 is derived from Wells Fargo's audited consolidated balance sheets as of December 31, 1999, 1998, 1997 and 1996 and its unaudited financial information for 1995. The Wells Fargo income statement data for 1995 through 1999 is derived from Wells Fargo's audited consolidated statement of income for each of the years in the five-year period ended December 31, 1999. The Wells Fargo income statement and balance sheet data as of and for the three months ended March 31, 2000 and 1999 are derived from Wells Fargo's unaudited financial information. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo, incorporated by reference into this document. See "Where You Can Find More Information." You should not rely on the information for the three months ended March 31, 2000 as being indicative of the results expected for the entire year.

                                ----------------

                     Wells Fargo & Company and Subsidiaries
                (dollars in millions, except per share amounts)

                           Three Months
                          Ended March 31,            Years Ended December 31,
                         ----------------- --------------------------------------------
                           2000     1999     1999     1998     1997     1996     1995
                         -------- -------- -------- -------- -------- -------- --------
Net interest income..... $  2,440 $  2,266 $  9,355 $  8,990 $  8,648 $  8,222 $  5,923
Net income..............    1,010      884    3,747    1,950    2,499    2,228    1,988
Diluted earnings per
 share..................     0.61     0.53     2.23     1.17     1.48     1.36     1.62
Cash dividends per
 share..................     0.22    0.185    0.785    0.700    0.615    0.525    0.450
Book value per share....    14.35    12.60    13.44    12.35    11.92    11.66    10.27
Total assets............  222,276  201,430  218,102  202,475  185,685  188,633  122,200
Long-term debt..........   24,768   20,363   23,375   19,709   17,335   18,142   16,726

                           1ST CHOICE SPECIAL MEETING

  The board of directors of 1st Choice is soliciting proxies from its shareholders for use at a special meeting of 1st Choice shareholders and at any adjournments of the meeting. This proxy statement-prospectus, together with the form of proxy, is expected to be mailed to 1st Choice shareholders on or about May 11, 2000.

Time And Place Of The Meeting

  The time and place of the special meeting of 1st Choice shareholders are:

    Friday, June 9, 2000
    10:00 a.m., Greeley, Colorado time
    1st Choice Bank Boardroom
    5801 West 11th Street
    Greeley, Colorado

Matters To Be Considered At The Meeting

  The special meeting of 1st Choice shareholders will be held to:

  1. Vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of February 3, 2000, by and between 1st Choice and Wells Fargo. The Agreement and Plan of Reorganization is included in this proxy statement-prospectus as Appendix A and is referred to in this document as the "merger agreement." The merger agreement provides for the merger of a wholly-owned subsidiary of Wells Fargo with and into 1st Choice upon the terms and subject to the conditions set forth in the merger agreement. As a result of the merger, 1st Choice will become a subsidiary of Wells Fargo. See "The Merger Agreement--Basic Plan Of Reorganization."

  2. Act on any other matters that may properly come before the meeting.

Record Date

  1st Choice's board of directors has established April 30, 2000 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the meeting or at any adjournment of the meeting.

Outstanding Shares

  On April 30, 2000, there were 3,307,094 shares of 1st Choice common stock outstanding and entitled to vote at the meeting. Each outstanding share is entitled to one vote.

Quorum

  A quorum consisting of the holders of a majority of the shares of 1st Choice common stock outstanding at the record date must be present in person or represented by proxy for the transaction of business at the special meeting. Shares of 1st Choice common stock present in person at the meeting that are not voted, and shares of 1st Choice common stock for which proxies have been received but that abstain from voting, are counted in determining whether a quorum is present.

Vote Required

  Approval of the merger agreement requires the affirmative vote of a majority of the shares of 1st Choice common stock outstanding at the record date.

Share Ownership

  Directors And Executive Officers Of 1st Choice. At the record date for the meeting, 1st Choice's directors and executive officers beneficially owned a total of 1,377,060 shares of 1st Choice common stock, representing approximately 41.6 % of the shares of 1st Choice common stock entitled to vote at the special meeting.

  Wells Fargo. At the record date, Wells Fargo and its subsidiaries beneficially owned no shares of 1st Choice common stock.

Agreements To Vote For The Merger

  All but one of 1st Choice's directors has agreed to vote in favor of the merger all shares of 1st Choice common stock beneficially owned by the director at the record date for the meeting. At the record date, the individuals who executed support agreements beneficially owned a total of 832,560 shares of 1st Choice common stock, constituting approximately 25.2% of the shares of 1st Choice common stock entitled to vote at the meeting. See "The Merger--Support Agreements."

Voting And Revocation Of Proxies

  All shares of 1st Choice common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the proposal to approve merger agreement.

  You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date, with the corporate secretary of 1st Choice before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

  The proposal to approve the merger must be approved by the holders of a majority of the shares of 1st Choice common stock outstanding at the record date. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker how to vote shares held for you by the broker, will have the same effect as voting against the proposal.

Solicitation Of Proxies

  In addition to solicitation by mail, directors, officers and employees of 1st Choice and its subsidiaries may solicit proxies from 1st Choice shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. 1st Choice does not anticipate that anyone will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but 1st Choice reserves the right to do so should it conclude that such efforts are necessary or advisable.

  Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. 1st Choice will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Postponement Or Adjournment Of The MeetingOther Matters Considered At The
Meeting

  If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and 1st Choice may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

Other Matters Considered At The Meeting

  1st Choice's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of 1st Choice.

                                   THE MERGER

Effect Of The Merger

  As a result of the merger:

  . Wells Fargo will exchange shares of its common stock for shares of 1st Choice common stock.

  . Wells Fargo will acquire all of the outstanding common stock of 1st Choice, resulting in 1st Choice becoming a wholly-owned subsidiary of Wells Fargo.

  . 1st Choice shareholders will become Wells Fargo stockholders, with their rights governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws. See "Comparison Of Stockholder Rights."

Background Of And Reasons For The Merger

 Background of the Merger

  The board of directors of 1st Choice has considered enhancement of the value and liquidity of 1st Choice as among its most important obligations to 1st Choice's shareholders. Accordingly, management and the board have continually sought to identify and evaluate various possible ways to improve 1st Choice's performance and thereby maximize returns to shareholders. At the same time, the board has also acknowledged the inherent difficulty of enhancing the liquidity of 1st Choice's stock in light of the small number of shareholders and the absence of a ready market.

  Beginning in June of 1998 the board began exploring possibilities for increasing shareholder value and shareholder liquidity. The investment banking firm of Alex Sheshunoff & Co. Investment Banking was hired to explore possible alternatives. When the stock market had a significant correction in August of 1998, the board decided not to continue any acquisition or merger. In June of 1999, Wells Fargo (then known as Norwest Corporation) had approached 1st Choice with an interest in acquiring 1st Choice in order to allow for a strong combined presence in 1st Choice's market. Additionally, the Financial Accounting Standards Board issued proposals that would discontinue the use of pooling of interests as a form of accounting for mergers and acquisitions. The board had major concerns as to what effect this would have on the values of independent banks and bank holding companies and specifically 1st Choice.

  The board once again decided to hire Alex Sheshunoff to evaluate strategic alternatives for maximizing shareholder value and to render advice in connection with a possible sale or merger. Alex Sheshunoff's first order of business was to update its general knowledge of 1st Choice by thoroughly familiarizing itself with 1st Choice's structure, lines of business, products and customer base. Believing that a business combination with another banking organization would be the optimal means of maximizing shareholder value, Alex Sheshunoff next undertook a review and analysis of 1st Choice's local and regional banking markets in order to identify potential merger candidates. Based upon its review and analysis, Alex Sheshunoff identified a number of banking organizations (including Wells Fargo) that it considered to be potential candidates for combination with 1st Choice, based upon, among other factors, each organization's financial condition and capacity, stock price and trading volume and perceived or known interest in expanding through mergers or acquisitions. These institutions had total assets ranging from approximately $2 billion to approximately $207 billion and included both in-state and out of state organizations. Alex Sheshunoff then contacted these institutions to gauge their interest in acquiring or combining with 1st Choice. In some cases, Alex Sheshunoff specifically identified 1st Choice as the organization that it was representing. In other cases, Alex Sheshunoff determined it to be in 1st Choice's best interest to describe it only generically (e.g., by asset size and location) when approaching a potential merger partner.

  Several institutions (including Wells Fargo) that had responded with preliminary indications of interest in acquiring or merging with 1st Choice executed confidentiality agreements and initiated substantive analysis and work in order to enter into a possible transaction with 1st Choice. Discussions with these organizations (other than Wells Fargo) were discontinued when it became clear that they were either unable or unwilling to meet the threshold of financial requirements for a business combination that 1st Choice's management and board had established in consultation with Alex Sheshunoff. Alex Sheshunoff also had conversations with two other institutions. These institutions decided not to pursue a possible transaction with 1st Choice because it would be inconsistent with their strategic plans. With the exception of Wells Fargo, the larger institutions that were approached by Alex Sheshunoff on 1st Choice's behalf (to which Alex Sheshunoff described 1st Choice only generically) generally indicated a lack of interest in merging with or acquiring an institution of 1st Choice's size.

  Alex Sheshunoff had identified Wells Fargo as a potentially suitable merger partner for 1st Choice because Wells Fargo satisfied the initial screening criteria established by 1st Choice and Alex Sheshunoff for potential merger candidates and because of Wells Fargo's perceived interest in making strategic acquisitions of community banking organizations in Colorado. In addition, 1st Choice and Alex Sheshunoff believed that combining 1st Choice with an institution such as Wells Fargo, with its diversified product line, multiple delivery channels and ready access to the capital markets would greatly enhance 1st Choice's competitive position and prospects. Encouraged by Wells Fargo's response to its initial inquiry, Alex Sheshunoff recommended to the 1st Choice board that it engage in further discussions with Wells Fargo about Wells Fargo's interest in acquiring 1st Choice. Further discussions continued between 1st Choice and its advisors and Wells Fargo, including due diligence and the negotiation of the merger agreement.

  In evaluating whether to affiliate with Wells Fargo, 1st Choice's board, in consultation with 1st Choice's management and outside advisors, considered the following:

  . Alternatives for improving performance and maximizing shareholder value without entering into a business combination;

  .  The value of Wells Fargo common stock;

  . The appreciation in the price of Wells Fargo common stock in recent years and Wells Fargo's dividend history;

  . The fact that Wells Fargo stock is widely traded, thereby representing a substantially more liquid investment than 1st Choice common stock;

  .  Wells Fargo's financial condition;

  . The business strategies of 1st Choice and Wells Fargo, and Wells Fargo's prospects for success in the communities served by 1st Choice; and

  .  The terms and conditions of the proposed merger agreement.

  Following arm's-length negotiations between representatives of 1st Choice and Wells Fargo, the parties entered into the merger agreement on February 3, 2000. The aggregate price to be paid to holders of 1st Choice common stock resulted from negotiations which considered, among other things, the historical earnings and dividends of Wells Fargo and 1st Choice; the potential growth in 1st Choice's market and earnings, both as an independent entity and as part of a larger organization such as Wells Fargo; 1st Choice's and Wells Fargo's asset quality and credit standards; and the effect of the merger on the shareholders, customers and employees of 1st Choice.

 1st Choice's Board of Directors' Reasons for the Merger

  The 1st Choice board believes that the merger agreement and the merger are in the best interests of 1st Choice and its shareholders. Accordingly, 1st Choice's board of directors has approved and adopted the merger agreement and recommends approval of the merger by 1st Choice shareholders. In reaching its decision, the board, as noted above, consulted with 1st Choice's management, legal counsel and financial advisor. The board also considered a number of factors (to which relative weights were not assigned) including, in addition to those mentioned above, the following:

  . 1st Choice's business, results of operations, financial conditions and future prospects;

  . 1st Choice's lack of liquidity in its stock and the growing number of shareholders seeking a ready market for their stock;

  . Wells Fargo's business, results of operations, financial condition and overall prospects, which the board believes would complement and greatly enhance and strengthen the 1st Choice franchise and help ensure its long-term growth and success;

  . The impact of the merger on 1st Choice's customers, shareholders and employees, and on the communities served by 1st Choice;

  . A comparison of key financial measures of recent comparable transactions (including, but not limited to, the price-to-book value and the price-to-earnings ratios) to those implied by Wells Fargo's proposal; and

  . Alex Sheshunoff's presentation to the board and its opinion, as 1st Choice's financial advisor, that the merger consideration to be paid by Wells Fargo was fair from a financial point of view to the shareholders of 1st Choice.

  After giving careful consideration to all of the above factors, the 1st Choice board concluded that the merger would be in the best interests of 1st Choice shareholders, customers and employees. Accordingly, for the reasons set forth above, 1st Choice's board of directors recommends that 1st Choice shareholders approve the merger agreement and the merger.

Opinion Of 1st Choice's Financial Advisor

  1st Choice retained Alex Sheshunoff to provide its opinion of the fairness, from a financial viewpoint, of the merger consideration to be received by the shareholders of 1st Choice in connection with the merger with Wells Fargo. As part of its investment banking business, Alex Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The board of directors of 1st Choice retained Alex Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

  On February 3, 2000, Alex Sheshunoff rendered its opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of 1st Choice. Alex Sheshunoff rendered its updated fairness opinion as of the date of this proxy statement-prospectus. The full text of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this proxy statement-prospectus. The shareholders of 1st Choice are urged to read Alex Sheshunoff's fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of 1st Choice, and does not constitute a recommendation to any shareholder of 1st Choice as to how such shareholder should vote at the 1st Choice special meeting.

  In connection with the fairness opinion, Alex Sheshunoff:

  .  reviewed the merger agreement;

  . reviewed certain publicly available regulatory information concerning 1st Choice;

  . reviewed certain internal financial statements and other financial and operating data of 1st Choice provided to Alex Sheshunoff by the management of 1st Choice;

  . discussed the past and current operations, financial condition, and future prospects of 1st Choice with its executive management;

  . compared 1st Choice from a financial point of view with certain other banking companies that Alex Sheshunoff deemed to be relevant;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the Southwestern and Western Regions of the U.S. (as defined by SNL Securities, LP);

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the U.S.; and

  . performed such other analyses and reviews as Alex Sheshunoff deemed appropriate.

  In connection with its review, Alex Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Alex Sheshunoff did not assume any responsibility for independent verification of such information. Alex Sheshunoff assumed that internal confidential financial projections provided by 1st Choice were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of 1st Choice and did not independently verify the validity of such assumptions. Alex Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of 1st Choice nor was Alex Sheshunoff furnished with any such appraisals. Alex Sheshunoff did not examine any individual loan files of 1st Choice. Alex Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

  With respect to Wells Fargo, Alex Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Wells Fargo, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Wells Fargo.

  The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Alex Sheshunoff, as of the date of this proxy statement-prospectus.

  In rendering the fairness opinion, Alex Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Alex Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Alex Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Alex Sheshunoff's view of the actual value of 1st Choice.

  In performing its analyses, Alex Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of 1st Choice. The analyses performed by Alex Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Alex Sheshunoff's analyses should not be viewed as determinative of the opinion of the board of directors or the management of 1st Choice with respect to the value of 1st Choice.

  The following is a summary of the analyses performed by Alex Sheshunoff in connection with its opinion updated as of the date of this proxy statement-prospectus. The following discussion contains financial information concerning 1st Choice as of December 31, 1999.

 Analysis of Selected Transactions

  Alex Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in the Southwestern and Western Regions of the U.S. (as defined by SNL Securities, LP) and the premiums paid in selected acquisitions of banking organizations in the U.S. with comparable characteristics to the merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

  The first set of comparable transactions consisted of a group of comparable transactions in the Southwest and Western Regions of the U.S. for which pricing data were available. These comparable transactions consisted of sixteen mergers and acquisitions of banks located in these regions with assets between $250 million and $500 million which were announced between January 1, 1999 and April 30, 2000. Eleven of these transactions have closed as of the date of this proxy statement-prospectus. The analysis yielded multiples of the purchase price in these transactions at completion relative to:

  . Tangible book value ranging from 1.80 times to 4.08 times with an average of 2.89 times and a median of 2.85 times (compared with the multiples implied in the merger of 2.43 times December 31, 1999 tangible book value for 1st Choice);

  . Last twelve months earnings ranging from 8.9 times to 24.0 times with an average of 16.5 times and a median of 19.3 times (compared with the multiples implied in the merger of 18.2 times last twelve months earnings as of December 31, 1999 for 1st Choice);

  . Total assets ranging between 16.9% and 37.8% with an average of 24.8% and a median of 21.6% (compared with the multiples implied in the merger of 15.0% of December 31, 1999 total assets for 1st Choice); and

  . Total deposits ranging from 19.5% to 48.7% with an average of 26.6% and a median of 28.8% (compared with the multiples implied in the merger of 21.2% of deposits as of December 31, 1999 for 1st Choice).

  The second set of comparable transactions consisted of a group of comparable stock transactions based upon an asset size similar to 1st Choice and geographical market area of the U.S. for which pricing data were available. These comparable transactions specifically consisted of eight mergers and acquisitions of banks with total assets between $250 million and $500 million which were announced between January 1, 1999 and April 30, 2000 and that were accounted for as a purchase. Seven of these transactions were completed as of the date of this proxy statement-prospectus. The analysis yielded multiples of the purchase price in these transactions at completion relative to:

  . Tangible book value ranging from 1.80 times to 3.26 times with an average of 2.50 times and a median of 2.58 times (compared with the multiples implied in the merger of 2.43 times December 31, 1999 tangible book value for 1st Choice);

  . Last twelve months earnings ranging from 10.7 times to 24.5 times with an average of 18.9 times and a median of 19.3 times (compared with the multiples implied in the merger of 18.2 times last twelve months earnings as of December 31, 1999 for 1st Choice);

  . Total assets ranging between 18.1% and 33.8% with an average of 22.0% and a median of 19.2% (compared with the multiples implied in the merger of 15.0% of December 31, 1999 total assets for 1st Choice); and

  . Total deposits ranging from 21.1% to 38.2% with an average of 26.0% and a median of 24.0% (compared with the multiples implied in the merger of 21.2% of deposits as of December 31, 1999 for 1st Choice).

 Discounted Cash Flow Analysis

  Using discounted cash flow analysis, Alex Sheshunoff estimated the present value of the future after-tax cash flow stream that 1st Choice could produce through the year 2004, under various circumstances, assuming that each performed in accordance with the earnings/return projections management provided for the bank.

  Alex Sheshunoff estimated the terminal value for 1st Choice at the end of 2004 by capitalizing the final period projected earnings by the quotient of (i) the assumed annual growth rate of the earnings of 1st Choice plus one and (ii) the difference between a range of required rates of return and the assumed annual growth rate of earnings in (i) above. This produced a range of terminal values per share of $18.00 to $21.00. Alex Sheshunoff then discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7% based on the operating history of 1st Choice) and the terminal values using discount rates ranging from 14% to 16%. The discount range was chosen to reflect different assumptions regarding the required rates of return of 1st Choice and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $11.00 to $13.00, compared to the value per share of the merger consideration to 1st Choice shareholders of $19.28 or $18.06 on a fully diluted basis.

  No company or transaction used in the comparable company and comparable transaction analyses is identical to 1st Choice or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of 1st Choice and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

  Pursuant to an engagement letter dated September 13, 1999 between 1st Choice and Alex Sheshunoff, 1st Choice agreed to pay Alex Sheshunoff a fee based on the following schedule:

   Consideration Amount                                  Transaction Fee
   --------------------                            ----------------------------
   Less than or equal to $66 million.............  0.75% of total consideration
   Equal to or greater than $67 million, but less
    than or equal to $72 million.................  0.85% of total consideration
   Greater than $73 million......................  0.95% of total consideration

  1st Choice also agreed to indemnify and hold harmless Alex Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Alex Sheshunoff or any matter for which Alex Sheshunoff may have strict liability.

  The fairness opinion is directed only to the question of whether the merger consideration is fair and equitable from a financial perspective and does not constitute a recommendation to any 1st Choice shareholder to vote in favor of the merger. No limitations were imposed on Alex Sheshunoff regarding the scope of its investigation or otherwise by 1st Choice.

  Based on the results of the various analyses described above, Alex Sheshunoff concluded that the merger consideration to be received by 1st Choice shareholders pursuant to the merger is fair, from a financial point of view, to the shareholders of 1st Choice.

Additional Interests Of 1st Choice Management

  1st Choice's directors and executive officers have interests in the merger that are in addition to their interests as shareholders of 1st Choice generally. 1st Choice's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement.

 Employment And Non-Compete Agreements

    Mr. McAllister. In connection with the merger agreement, Darrell D. McAllister, chairman of the board and chief executive officer of 1st Choice, entered into an employment and non-compete agreement with Wells Fargo. Under the employment provisions of his agreement, for a term of one year beginning on the effective date of the merger, Mr. McAllister will become a regular employee of a subsidiary of Wells Fargo performing the duties of president or others as assigned by Wells Fargo. For his services, Mr. McAllister will receive an annual salary of $100,000. Mr. McAllister will also be eligible for all benefits available to other similarly situated regular employees of Wells Fargo except for the Wells Fargo & Company Salary Continuation Pay Plan.

    Under the non-compete provisions of his agreement, for a period beginning on the date Mr. McAllister's employment terminates and continuing until the later of (a) 12 months after termination of employment or (b) March 3, 2003, Mr. McAllister has agreed that he will not, by himself or through associates, agents, employees or others, directly or indirectly, do any of the following within Weld and Larimer Counties, Colorado:

  .  engage in the commercial banking or thrift business;

  . aid or assist anyone in engaging in or entering into the commercial banking or thrift business;

  . attempt to divert any business of 1st Choice, 1st Choice Bank or Wells Fargo or any business that 1st Choice, 1st Choice Bank or Wells Fargo has a reasonable expectation of obtaining by soliciting or contacting for the purpose of establishing a business relationship any customers and/or potential customers of 1st Choice, 1st Choice Bank or Wells Fargo;

  . communicate to or use for the benefit of any person, any of the confidential information, trade or business secrets used by 1st Choice, 1st Choice Bank or Wells Fargo nor disclose the proprietary methods of conducting the business of 1st Choice, 1st Choice Bank or Wells Fargo;

  . establish, open, reestablish or reopen any business substantially the same as all or any part of the business of 1st Choice, 1st Choice Bank or Wells Fargo;

  . in any manner become interested directly or indirectly, as employee, owner, partner, stockholder, director, officer or otherwise, in a commercial banking or thrift business, provided, however, that for purposes of this provision, the term "stockholder" does not include any investment in an organization where Mr. McAllister owns less than 5% of the stock issued and outstanding;

  . solicit, directly or indirectly, an employee of 1st Choice, 1st Choice Bank or Wells Fargo for the purpose of encouraging that employee to leave said employment.

  As consideration for the foregoing restrictions, Mr. McAllister will receive four annual payments of $220,000 each.

    By entering into the employment and non-compete agreement with Wells Fargo, Mr. McAllister relinquished all rights under his employment agreement dated March 8, 1999 with 1st Choice and 1st Choice Bank.

    Messrs. Hinderaker and Sanders. Also in connection with the merger agreement, Messrs. Robert N. Hinderaker and Michael K. Sanders, president of 1st Choice Bank's Weld County market and president of 1st Choice Bank's Larimer County market, respectively, entered into non-compete agreements with Wells Fargo. Under their respective non-compete agreements, for a term beginning on the effective date of the merger and ending on June 30, 2002, Messrs. Hinderaker and Sanders will be subject to non-compete restrictions substantially identical to those agreed to by Mr. McAllister, as described above. As consideration for observing these restrictions, Messrs. Hinderaker and Sanders will each receive one lump sum payment of $242,179 and $273,370, respectively.

    Under their respective agreements, Messrs. Hinderaker and Sanders has each agreed that, if he and Wells Fargo enter into an employment relationship during the term of his non-compete restrictions, he will be an "at-will" employee. If Mr. Hinderaker or Sanders, as the case may be, enters into an employment relationship during this period with Wells Fargo and, on or before January 1, 2002, Wells Fargo terminates his employment as a result of a position elimination or Mr. Hinderaker or Mr. Sanders, as the case may be, terminates his employment because Wells Fargo reduces his base salary, Wells Fargo will pay Mr. Hinderaker or Mr. Sanders, as the case may be, a lump sum separation payment equal to two months of his salary in effect at the time of termination. Mr. Hinderaker or Mr. Sanders, as the case may be, will not be eligible for a separation payment if (a) he terminates his employment with Wells Fargo for a reason other than a Wells Fargo-initiated reduction in his base salary, or (b) Wells Fargo changes his job responsibilities and/or reporting structure, demotes him to a lower position due to declining performance, or terminates him for a reason other than position elimination. Neither Mr. Hinderaker nor Mr. Sanders will be eligible for participation in the Wells Fargo & Company Salary Continuation Pay Plan through January 1, 2002.

    By entering into the non-compete agreements with Wells Fargo, Messrs. Hinderaker and Sanders relinquished all rights under their respective existing employment agreements with 1st Choice and 1st Choice Bank.

 Accelerated Vesting of Stock Options

  In connection with the merger, currently non-vested options to purchase 194,000 shares of 1st Choice common stock will vest and become exercisable prior to the effective date of the merger. The options would have otherwise vested periodically until January 1, 2009. The options will expire if not exercised as of immediately before the merger. The following table sets forth the names of the directors and executive officers of 1st Choice and/or 1st Choice Bank who have options that will accelerate in connection with the merger, together with the number of shares of 1st Choice common stock subject to the accelerated options and the exercise prices of the accelerated options.


   Name                              Position       Option Shares Exercise Price
   ----                              --------       ------------- --------------
   Darrell McAllister......... Director and Officer    50,000         $15.00
   Robert Hinderacker......... Director and Officer    20,000           2.56
                                                        3,000          15.00
                                                        6,000          10.00
   Mike Sanders............... Director and Officer    20,000           9.00
                                                        3,000          15.00
   Carroll Miller............. Director                20,000           2.56
   W. West Foster............. Director                20,000           2.56
   Sue A. Foster.............. Director                20,000           2.56
   John Zurbrigen............. Director                20,000           2.56
   Marsha Sword............... Officer                  4,000          10.00
                                                        2,000          15.00
   Patricia Gates............. Officer                  4,000          10.00
                                                        2,000          15.00

 Cash Payments in Connection With Stock Option Exercises

  The 1st Choice board issued options to key individuals within the organization under a stock option plan approved by the shareholders. The intent of the board was to issue "incentive stock options" to employees to reward them for their performance and encourage them to align their rewards and interests with that of the shareholders. In administrating the program the options were inadvertently issued as "non-qualified options." The tax treatment of a non-qualified option is substantially different from an incentive option. The holder of an incentive option generally does not recognize income at the time of exercise but rather recognizes income at the time he or she sells the shares issued on exercise. By contrast, the holder of a non-qualified option generally recognizes income at the time he or she exercises the option. The company that issued the non-qualified stock option is entitled to take a deduction for tax purposes based on the amount of income recognized by the holder.

  For example, in 1999, Mr. McAllister exercised non-qualified options for a total of 72,000 shares of 1st Choice common stock. As a result of this exercise, Mr. McAllister recognized ordinary income in the amount of $895,000 and 1st Choice realized a reduction in its tax liability of $331,335.

  To correct this situation and make the affected individuals "whole," the 1st Choice board approved the payment of compensation to the affected individuals in connection with their exercise of the options. The total of compensation paid or accrued is $893,450. The compensation is conditional upon the stock options being exercised. Following are the amounts approved for the executive officers:

             Mr. Darrell McAllister.......... $480,000
             Mr. Robert Hinderacker.......... $202,900
             Mr. Mike Sanders................ $104,800
             Ms. Marsha Sword................ $ 21,000
             Ms. Patty Gates................. $ 21,000
             Others (not executive
              officers)...................... $ 63,750
                                              --------
               Total......................... $893,450
                                              ========

 Indemnification and Insurance

  Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in 1st Choice's articles of incorporation or bylaws in favor of the present and former directors and officers of 1st Choice with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or (b) the merger agreement, or any of the transactions contemplated thereby, will survive the merger and continue in full force and effect.

  Subject to certain exceptions and limitations, Wells Fargo has agreed to use its best efforts to cause to be maintained for a period of three years following the merger the current policies of directors' and officers' liability insurance maintained by 1st Choice with respect to claims arising from facts or events that occurred before the merger becomes effective.

Dissenters' Rights

  Shareholders of 1st Choice are entitled to assert dissenters' appraisal rights under Article 113 of the Colorado Business Corporation Act in connection with the merger. A copy of Article 113 is included in this proxy statement-prospectus as Appendix C. The following discussion of dissenters' rights is qualified in its entirety by reference to Appendix C.

  Notice of Intent to Demand Payment. Any shareholder who wishes to assert dissenters' appraisal rights must do both of the following:

  1. Cause 1st Choice to receive, before the vote on the merger is taken at the special meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the merger is effectuated; and

  2. Not vote the shares in favor of the merger.

  Any shareholder who does not satisfy the requirements of items 1 and 2 above is not entitled to demand payment for the shareholder's shares under Article 113.

  Demanding Payment for Shares. If the merger is approved, 1st Choice will give a written dissenters' notice to all shareholders who have satisfied the requirements of items 1 and 2 above and are entitled to demand payment for their shares. The notice will be given no later than 10 days after the effective date of the merger and will describe the procedures dissenting shareholders must follow to demand payment for their shares. The notice will also inform dissenting shareholders of any restrictions on the transfer of their shares after the payment demand is received by 1st Choice. Subject to very limited exceptions, the demand for payment and the deposit of share certificates are irrevocable.

  Shareholders who demand payment for their shares retain all rights of a shareholder, except the right to transfer the shares, until the effective date of the merger. After the effective date of the merger, these shareholders have only the right to receive payment for their shares.

  Shareholders who do not demand payment and do not deposit their share certificates in the manner required, and by the date or dates set forth in the dissenters' notice given by 1st Choice, are not entitled to payment for their shares under Article 113.

  Payment for Shares. Subject to certain limited exceptions, upon the later of the effective date of the merger or the receipt of a payment demand, 1st Choice will pay to the dissenting shareholder the amount 1st Choice estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. The payment will be accompanied by, among other things, financial statements of 1st Choice, a statement of 1st Choice's estimate of the fair value of the shares, and an explanation of how interest was calculated.

  Procedure if Dissatisfied With Payment Amount. If a dissenting shareholder believes that the amount paid or offered by 1st Choice is less than the fair value of the shares or that interest due was incorrectly calculated, the shareholder may give written notice to 1st Choice of the shareholder's estimate of the fair value of the shares and the amount of interest due and may demand payment of such estimate, less any payment made by 1st Choice. A dissenting shareholder waives this right unless the shareholder causes 1st Choice to receive the notice within 30 days after 1st Choice pays or offers to pay the shareholder for the shares.

  Court Action to Resolve Payment Amount. If any dissenting shareholder demands payment as provided in the immediately preceding paragraph, 1st Choice may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If 1st Choice does not commence the proceeding within this 60-day period, it must pay to each dissenting shareholder whose demand remains unresolved the amount demanded by the shareholder.

  Each dissenting shareholder who is made a party to the court action is entitled to the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by 1st Choice.

Exchange Of Certificates

  After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of 1st Choice common stock a form of letter of transmittal, together with instructions for the exchange of the holder's 1st Choice stock certificates for a certificate representing Wells Fargo common stock.

  1st Choice shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

  No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of 1st Choice common stock until after the certificates have been surrendered for exchange.

  When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

  A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

  The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for 1st Choice common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

  After completion of the merger, no transfers will be permitted on the books of 1st Choice. If, after completion of the merger, certificates for 1st Choice common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

  None of Wells Fargo, 1st Choice, the exchange agent or any other person will be liable to any former holder of 1st Choice common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

  The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System and the Colorado Division of Banking.

  The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act that is proposing to acquire another bank holding company. Wells Fargo has filed an application with the Federal Reserve Board requesting approval of the merger. Wells Fargo has provided copies of the application to the U.S. Department of Justice and other governmental agencies. The application describes the terms of the merger, the parties involved, the activities to be conducted by Wells Fargo as a result of the merger, the source of funds for the merger and provides other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. Among other things, the Federal Reserve Board will evaluate the capital adequacy of Wells Fargo before and after completion of the merger.

  The Federal Reserve Board may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

  Applicable federal law provides for the publication of notice and public comment on the application filed by Wells Fargo with the Federal Reserve Board. Under current law, the merger may not be completed until the

Federal Reserve Board has approved the merger. As of the date of this proxy statement-prospectus, the Federal Reserve Board had not acted on Wells Fargo's application.

  Because the merger will result in the acquisition by Wells Fargo of 1st Choice Bank, the Colorado Division of Banking must certify that the merger complies with Colorado law. Wells Fargo has filed an application with the Colorado Division of Banking requesting such certification. As of the date of this proxy statement-prospectus, the Colorado Division of Banking had not made the required certification.

  The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by 1st Choice shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

  Wells Fargo and 1st Choice are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and 1st Choice intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

  The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions To The Merger" and "--Termination Of The Merger Agreement."

Effect Of Merger On 1st Choice's Employee Benefit Plans

  The merger agreement provides that, subject to any eligibility requirements applicable to such plans, employees of 1st Choice will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the merger agreement. Eligible employees of 1st Choice will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

U.S. Federal Income Tax Consequences Of The Merger

  The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to 1st Choice shareholders who are citizens or residents of the United States and who, on the date of disposition of their shares of 1st Choice common stock, hold such shares as capital assets. This summary does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, including the alternative minimum tax consequences to an investor, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations, real estate investment trusts, registered investment companies, investors who hold their 1st Choice common stock as part of a position in a straddle or as part of a hedging or other integrated transaction, and taxpayers subject to alternative minimum tax.

  The summary is based on the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation, nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

  The anticipated U.S. federal income tax consequences to 1st Choice shareholders are as follows:

  . A shareholder who receives shares of Wells Fargo common stock in exchange for shares of 1st Choice common stock will not recognize any gain or loss on the receipt of the shares of Wells Fargo common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

  . A shareholder's tax basis in the shares of Wells Fargo common stock received (including any fractional share of Wells Fargo common stock not actually received) will be the same as the shareholder's tax basis in the shares of 1st Choice common stock exchanged in the merger.

  . The holding period of the shares of Wells Fargo common stock received by a shareholder will include the holding period of the shareholder's shares of 1st Choice common stock exchanged in the merger, but only if the shares of 1st Choice common stock were held as a capital asset at the time the merger is completed.

  1st Choice is not required to complete the merger unless it receives an opinion of counsel regarding the U.S. federal income tax consequences of the merger. The opinion will make certain assumptions and will rely on representations of the parties to the merger as to factual matters. Should any of the assumptions and representations prove incorrect or inaccurate, the tax consequences could vary from those expressed in the opinion. The tax opinion will reflect the opinion giver's judgment as to the tax status of the merger under the Code and will not be binding on the Internal Revenue Service. No ruling regarding the tax consequences of the merger will be requested from the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger, nor is there any assurance that the IRS would not prevail in the event the tax consequences of the merger were litigated.

  The U.S. federal income tax summary set forth above is included for general information only and may or may not be applicable depending upon a shareholder's particular situation. Shareholders should consult their tax advisors with respect to the tax consequences to them of the merger, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law.

Support Agreements

  At the same time that the merger agreement was signed, all but one of 1st Choice's directors entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals agreed, among other things:

  . to vote in favor of the merger all shares of 1st Choice common stock owned by them at the record date for any meeting of shareholders of 1st Choice called to consider and vote on the merger;

  . not to sell or transfer any shares of 1st Choice common stock held by them except (a) pursuant to the merger, or (b) with Wells Fargo's prior written consent;

  . not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of 1st Choice with any person other than Wells Fargo; and

  . not to vote in favor of any business combination, merger or consolidation of 1st Choice with any person other than Wells Fargo.

  At the record date for the special meeting, the individuals who entered into the support agreements beneficially owned a total of 832,560 shares of 1st Choice common stock, representing approximately 25.2% of the shares of 1st Choice common stock entitled to vote at the special meeting.

Resale Of Wells Fargo Common Stock Issued In The Merger

  The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to 1st Choice shareholders who are considered to be "affiliates" of 1st Choice or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.

  Affiliates of 1st Choice may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions.

  1st Choice has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of 1st Choice that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

  This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of 1st Choice.

Stock Exchange Listing

  The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to 1st Choice's obligation to complete the merger.

Accounting Treatment

  Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of 1st Choice. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of 1st Choice's operations after the merger.

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the merger agreement. A copy of the merger agreement is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this proxy statement-prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement. 1st Choice shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.

Basic Plan Of Reorganization

  The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into 1st Choice, with 1st Choice as the surviving corporation. (paragraph 1(a))

 Exchange Of Wells Fargo Shares For 1st Choice Shares

  Under the merger agreement, each share of 1st Choice common stock outstanding immediately before the merger, other than shares as to which statutory dissenters' appraisal rights have been exercised, is to be converted into the right to receive the number of shares of Wells Fargo common stock determined by dividing the Adjusted Wells Fargo Shares by the number of shares of 1st Choice common stock then outstanding. (paragraph 1(a))

  . ""Adjusted Wells Fargo Shares" will be a number equal to $63,000,000, reduced dollar for dollar by the amount, if any, by which the tangible equity of 1st Choice, determined as described below, is less than $30,700,000, divided by the Wells Fargo Measurement Price.

  . ""Wells Fargo Measurement Price" will be the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 consecutive trading days ending on the day immediately before the special meeting.

  Under the merger agreement, the tangible equity of 1st Choice will be determined in accordance with generally accepted accounting principles excluding FAS 115 adjustments and including adjustments for the exercise of 220,000 outstanding options at an average exercise price of $8.34 but excluding any tax benefits attributable to exercise of the options.

  No adjustment will be made to the number of shares of Wells Fargo common stock you will receive for your shares of 1st Choice common stock to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

 Adjustments For Changes In Capitalization

  If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

 Cash Instead Of Fractional Shares

  If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the Wells Fargo Measurement Price. (paragraph 1(c))

 Effective Date And Time Of The Merger

  The effective date of the merger will be the day on which articles of merger are filed with and accepted by the Colorado Secretary of State. The merger agreement provides that articles of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or on such other date as Wells Fargo and 1st Choice may agree. See "Conditions To The Merger." The effective time of the merger will be 11:59 p.m., Denver, Colorado time, on the effective date of the merger. (paragraph 1(d))

Representations And Warranties

  The merger agreement contains various representations and warranties by Wells Fargo and 1st Choice concerning, among other things:

  .  corporate organization, standing and authority;

  .  subsidiaries;

  .  capitalization;

  .  corporate authority and action;

  . compliance of the merger agreement with, and the need for consent or approval under:

    .  applicable law and contracts; and

    .  organizational documents;

  .  governmental and third party consents and approvals;

  . financial statements and filings with the SEC and other governmental agencies;

  .  absence of material changes in business since December 31, 1998;

  .  contracts and commitments;

  .  absence of undisclosed litigation;

  .  employee benefit plans;

  .  absence of undisclosed environmental liabilities; and

  .  absence of undisclosed broker's fees (paragraphs 2 and 3).

Certain Covenants

  The merger agreement has a number of covenants and agreements that govern the actions of 1st Choice and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

 Conduct Of Business

  1st Choice

  Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, 1st Choice and each 1st Choice subsidiary will:

  .  maintain its corporate existence in good standing;

  .  maintain the general character of its business;

  .  conduct its business in the ordinary and usual manner; and

  . extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files, except that it will not, without the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior the merger agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $150,000.

  Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, 1st Choice and each 1st Choice subsidiary will not:

  . amend or otherwise change its articles of incorporation or association or bylaws;

  . issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except that 1st Choice may issue shares of 1st Choice common stock upon exercise of stock options;

  .  authorize or incur any long-term debt (other than deposit liabilities);

  . mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

  . enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

  . make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

  . amend or terminate any employee benefit plans except as required by law or the terms of the merger agreement;

  . declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a 1st Choice subsidiary's board of directors in accordance with applicable law and regulation, provided that 1st Choice's board of directors may declare and pay cash dividends, in accordance with applicable law and regulation, in an amount not to exceed 50% of the amount by which the tangible equity of 1st Choice, as determined under the merger agreement and as of five days prior to the effective date of the merger, exceeds $30,700,000;

  .  redeem, purchase or otherwise acquire any capital stock of 1st Choice;

  . increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements and practices and except as permitted under the merger agreement;

  . sell or otherwise dispose of any shares of capital stock of any 1st Choice subsidiary; or

  . sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. (paragraphs 4(a) and (b))

 Wells Fargo

  Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

 Competing Transactions

  Neither 1st Choice or any 1st Choice subsidiary nor any director, officer, representative or agent of 1st Choice or any 1st Choice subsidiary may, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to:

  . purchase its common stock, any security convertible into its common stock, or any other equity security of 1st Choice or any of its subsidiaries;

  . make a tender or exchange offer for any shares of its common stock or other equity security of 1st Choice or any of its subsidiaries;

  . purchase, lease or otherwise acquire the assets of 1st Choice or any of its subsidiaries except in the ordinary course of business; or

  . merge, consolidate or otherwise combine with 1st Choice or any of its subsidiaries.

1st Choice and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

 Bank Loan

  1st Choice has agreed, on or before the effective date of the merger, to repay the loan from Bankers' Bank of the West in the original principal amount of $3,000,000 and to have released the lien on the shares of 1st Choice Bank stock that are held as collateral for the loan.

 Terminate Stock Option Plan

  1st Choice has agreed to terminate, as of the effective date of the merger, the 1995 Stock Option Plan. All options issued under the 1995 Stock Option Plan that are not exercised will expire as of the effective time of the merger.

 "Golden parachute" Limitations

  1st Choice has agreed to use its best efforts to amend all employment agreements between 1st Choice or any of 1st Choice's subsidiaries and their respective officers and employees to provide that amounts payable under each of these agreements accelerated solely because of the merger will be capped at or adjusted to an amount that, when aggregated with all other payments to the officer or employee would not exceed the applicable "golden parachute" limitations under Section 280(G) of the Internal Revenue Code.

 Year 2000 Compliance

  1st Choice will comply with the Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council (FFIEC) Interagency Statement on the Year 2000 and subsequent guidance documents. 1st Choice will not rely on the completion of the merger to satisfy its FFIEC requirements. (paragraph 4(p))

 Other Covenants

  The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, 1st Choice has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of 1st Choice's business after the merger and
(b) use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of 1st Choice who may reasonably be deemed an "affiliate" of 1st Choice within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit B) See "The Merger--Resale Of Wells Fargo Common Stock Issued In The Merger."

Conditions To The Merger

  Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by 1st Choice of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

  The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the merger agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on 1st Choice or Wells Fargo. Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination Of The Merger Agreement

  Wells Fargo and 1st Choice can mutually agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i) Also, either Wells Fargo or 1st Choice can terminate the merger agreement without the consent of the other if any of the following occurs:

  . The merger has not been completed by July 31, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party; or

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(ii) and (iii))

Effect Of Termination

  Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches of representations or warranties, or willful and material failure in performance of covenants, agreements, duties or obligations arising under the merger agreement. The provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))

Waiver And Amendment

  Either Wells Fargo or 1st Choice may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

  Wells Fargo and 1st Choice can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after 1st Choice shareholders approve the merger if the amendment would change in a manner adverse to 1st Choice shareholders the consideration to be received by 1st Choice shareholders in the merger. (paragraph 17)

Expenses

  Wells Fargo and 1st Choice will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                         INFORMATION ABOUT WELLS FARGO

General

  Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At March 31, 2000, Wells Fargo had consolidated total assets of $222.3 billion, consolidated total deposits of $141.5 billion and stockholders' equity of $23.6 billion. Based on assets at March 31, 2000, Wells Fargo was the 7th largest commercial banking organization in the United States.

  Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

  Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo-- Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

  Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management And Additional Information

  Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. 1st Choice shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

Information On Wells Fargo's Web Site

  Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.

Competition

  The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as securities firms and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business. See "Financial Modernization" below. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

                             FIRST SECURITY MERGER

  The following information describes the pending merger transaction between Wells Fargo & Company and First Security Corporation. Wells Fargo will acquire First Security as a result of the transaction. The description is not complete and is qualified in its entirety by reference to the more detailed information contained in Wells Fargo's Current Report on Form 8-K, dated as of April 9, 2000 and filed on April 12, 2000, and to the First Security merger agreement and option agreement filed as exhibits to Wells Fargo's Schedule 13D, dated and filed as of April 19, 2000. The Form 8-K and the First Security merger agreement and option agreement are incorporated herein by reference.

The First Security Merger Transaction

  On April 9, 2000, Wells Fargo and First Security entered into a merger agreement that provides for the merger of a wholly-owned subsidiary of Wells Fargo into First Security, with First Security surviving as a wholly-owned subsidiary of Wells Fargo. If the First Security merger is completed, each outstanding share of First Security common stock will be converted into 0.355 of a share of Wells Fargo common stock. Wells Fargo expects to issue approximately 71.6 million shares of its common stock in the First Security merger, representing approximately 4.4% of Wells Fargo common stock outstanding as of March 31, 2000. First Security has granted to Wells Fargo an option exercisable, in whole or in part, upon the occurrence of specified conditions, to purchase up to 19.9% of the outstanding shares of First Security common stock.

  The First Security merger is subject to a number of conditions, including approvals by First Security stockholders and regulatory agencies. No vote of Wells Fargo stockholders is required to complete the First Security merger. Wells Fargo expects to complete the First Security merger in the third quarter of 2000, after the Wells Fargo/1st Choice merger closes. Wells Fargo cannot guarantee when or if the merger with First Security will be completed.

About First Security Corporation

  First Security is the nation's oldest multistate bank holding company and is the parent corporation for First Security Bank, N.A. and several other banking subsidiaries and subsidiaries that engage in banking-related services. First Security is headquartered in Salt Lake City, Utah. Through its subsidiaries, First Security operated 330 banking stores in the state of California, Idaho, Nevada, New Mexico, Oregon, Utah and Wyoming as of March 31, 2000. At that date, First Security had assets of $23.3 billion, deposits of $13.6 billion and stockholders' equity of $1.8 billion. Spencer F. Eccles, chairman and chief executive officer of First Security, is expected to be elected as a director of Wells Fargo upon completion of the First Security merger.

  You may find more information about First Security from its reports filed with the SEC under SEC file number 001-06906.

                   REGULATION AND SUPERVISION OF WELLS FARGO

  To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

Introduction

  Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

  As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

  Additional information about the regulation and supervision of Wells Fargo is contained in Wells Fargo's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information."

Regulatory Agencies

 Bank Holding Company

  Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 (the Bank Holding Company Act) and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act.

 Subsidiary Banks

  Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by banking departments of the states where they are chartered.

 Nonbank Subsidiaries

  Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

 "Financial in Nature" Requirement

  As a bank holding company that has elected also to become a financial holding company pursuant to the Bank Holding Company Act, Wells Fargo may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or are incidental or complementary to activities that are financial in nature. "Financial in nature" activities include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board determines from time to time to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities as determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

  No Federal Reserve Board approval is required for Wells Fargo to acquire a company (other than a bank holding company, bank or savings association) engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before Wells Fargo may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association.

  If any subsidiary bank of Wells Fargo ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order Wells Fargo to divest the subsidiary bank. Alternatively, Wells Fargo may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of Wells Fargo receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, Wells Fargo will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

 Interstate Banking

  Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

  The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the interstate merger authority provided by the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

 Regulatory Approval

  In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

  Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank are limited to the lesser of the bank's undivided profits and the bank's retained net income for the current year plus its retained net income for the preceding two years (less any required transfers to capital surplus) up to the date of any dividend declaration in the current calendar year. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

  Before Wells Fargo Bank, National Association can declare dividends in 2000 without the prior approval of the OCC, it must have net income of approximately $500 million plus an amount equal to or greater than the dividends declared in 2000. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association will likely be required to obtain the prior approval of the OCC before it declares any dividends in 2000.

  Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

 Transfer of Funds from Banking Subsidiaries

  Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Moreover, loans and extensions of credit to affiliates generally are required to be secured in specified amounts. A bank's transactions with its nonbank affiliates are also generally required to be on arm's-length terms.

 Source of Strength Doctrine

  Under current Federal Reserve Board policy, Wells Fargo is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support could be required at times when Wells Fargo might not have the resources to provide it. In addition, the OCC may order the pro rata assessment of Wells Fargo if the capital of one of its national bank subsidiaries were to become impaired. If Wells Fargo failed to pay the assessment within three months, the OCC could order the sale of its stock in the national bank subsidiary to cover the deficiency.

  Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

 Depositor Preference

  The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo, with respect to any extensions of credit they have made to such insured depository institution.

 Liability of Commonly Controlled Institutions

  All of Wells Fargo's banks are insured by the FDIC. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

 General

  Wells Fargo is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

            Core                Supplementary            Market Risk
         ("Tier 1")               ("Tier 2")              ("Tier 3")
          Capital                  Capital                 Capital
          -------                  -------                 -------

   . common equity           among other items:       . qualifying unsecured
                                                        subordinated debt
   . retained earnings       . perpetual preferred
                               stock not meeting the
   . qualifying                Tier 1 definition
     noncumulative
     perpetual preferred     . qualifying mandatory
     stock                     convertible securities

   . a limited amount of     . qualifying subordinated
     qualifying cumulative     debt
     perpetual preferred
     stock at the holding    . allowances for loan
     company level             and lease losses,
                               subject to limitations
   . minority interests in
     equity accounts of
     consolidated
     subsidiaries

   . less goodwill, most
     intangible assets and
     certain other assets

  Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be

6% and 10% on a risk-adjusted basis, respectively. At March 31, 2000, Wells Fargo met both requirements, with Tier 1 and total capital equal to 7.6% and 10.4% of its respective total risk-weighted assets.

  Federal Reserve Board, FDIC and OCC rules require Wells Fargo to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

  The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. Wells Fargo's leverage ratio at March 31, 2000 was 6.5%.

  The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

  Wells Fargo's banking subsidiaries are subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks meet all capital requirements to which they are subject.

  Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

 Federal Deposit Insurance Corporation Improvement Act of 1991

  The Federal Deposit Insurance Corporation Improvement Act of 1991 (the FDICIA), among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. The FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

  As of March 31, 2000, Wells Fargo believes that each of its significant bank subsidiaries was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

Deposit Insurance Assessments

  Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

  The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

  All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the second quarter of 2000 at approximately $.021 per $100 annually for BIC-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

  FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal And Monetary Policies

  Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Future Legislation

  Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Wells Fargo and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Wells Fargo cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Wells Fargo or any of its subsidiaries.

                          INFORMATION ABOUT 1ST CHOICE

  1st Choice Financial Corp. is a Colorado corporation registered as a bank holding company under the Bank Holding Company Act. Its principal asset is its investment in 1st Choice Bank.

History of the Bank

  In June 1992, 1st Choice Bank was chartered under the laws of the state of Colorado. 1st Choice Bank opened for business in Greeley on July 3, 1992 as a full service commercial bank. In December 1994, 1st Choice Bank opened its facility in Fort Collins.

Business of the Bank

  1st Choice Bank is a full service bank offering a wide variety of banking services to its community. 1st Choice Bank offers customary types of demand deposit accounts, individual retirement accounts, installment, commercial and real estate commercial lines of credit, safe deposit, night depository services, auto services, cashiers checks, money orders, travelers checks, and wire transfer services that may be tailored to fit the needs of a diverse customer base.

  Cash letters are transported by 1st Choice Bank runners to Bankers Bank of the West, which acts as clearing agent for 1st Choice Bank.

  1st Choice Bank offers its customers credit cards directly. 1st Choice Bank provides automatic teller machine cards and Visa debit cards for its customers directly.

  1st Choice Bank has correspondent relationships with the following banks:
Bankers Bank of the West, Colorado National Bank, Federal Home Loan Bank and Federal Reserve Bank of Kansas City, Denver Branch. These correspondent banks provide certain services to 1st Choice Bank such as investing federal funds, handling fund transfers, ordering and shipping cash, providing securities safekeeping, handling loan participations, securities accounting, and furnishing management advice on 1st Choice Bank's securities portfolio. As compensation for these services, 1st Choice Bank may maintain certain balances with its correspondents in non-interest bearing accounts.

Banking Premises

  1st Choice Bank owns all of its buildings. Its current headquarters is located at 5801 West 11th Avenue, Greeley, Colorado in a 32,000 square foot office building. Approximately 18,000 square feet are leased to various tenants under mid to long term leases.

  The first bank office was built in 1993 and is located at 2164 35th Avenue, in Greeley, Colorado. The building which is located in a shopping center, contains approximately 11,000 square feet and is fully utilized in the banking operations.

  In Greeley, 1st Choice Bank has an additional building in a downtown location at 1229 10th Avenue with approximately 2,000 square feet.

  1st Choice Bank owns a 20,000 square foot building in Fort Collins, at the corner of Horsetooth and South College. 1st Choice Bank leases approximately 10,000 square feet to various tenants including Starbucks Coffee for various durations.

  In downtown Fort Collins, 1st Choice Bank owns a 3,000 square foot building in Old Downtown at 100 South College Avenue. The building includes one drive-up lane and is utilized by customers on the opposite end of Fort Collins from our primary location at 3600 South College.

  In Loveland, 1st Choice Bank owns a 6,000 square foot building at 2529 N. Lincoln Avenue. 1st Choice Bank occupies approximately 2,000 square feet of the building and leases the remainder to various tenants.

  In Windsor, 1st Choice Bank owns a 2,000 square foot building and occupies the entire building.

Lending Activities

 General

  1st Choice Bank provides a range of commercial and retail lending services, including automobile loans, commercial business loans, residential real estate construction loans, residential real estate mortgage loans, loan participations, consumer loans and letters of credit. Currently, the primary focus of 1st Choice Bank is on commercial and residential real estate loans and commercial business lending to small to medium-sized businesses. 1st Choice Bank places a strong emphasis on asset quality and maintains strict underwriting standards.

  1st Choice Bank is not normally a transaction lender and generally requires a full banking relationship with its customers. 1st Choice Bank seeks to continually develop and maintain its strong community orientation by, among other things, considering the interest of its existing and potential customers in the Greeley and Fort Collins communities.

 Loans Secured by Commercial Real Estate

  1st Choice Bank generally restricts its commercial real estate lending activity to owner-occupied properties or to investor properties that are owned by customers with which 1st Choice Bank has a banking relationship. Therefore, many loans classified as commercial real estate loans can be characterized as ordinary commercial loans which are secured by real estate. Loans to acquire investor properties undergo strict underwriting guidelines.

  Commercial real estate loans are made with a maximum maturity of 20 years. However, 1st Choice Bank reserves the right to adjust the interest rate on the loan at various intervals during the term of the loan. 1st Choice Bank's underwriting standards generally require that the loan-to-value ratio of newly acquired or constructed real estate not exceed 75 percent for commercial loans and 80 percent for residential loans of appraised value or cost, whichever is lower. Management does not believe that 1st Choice Bank's existing commercial real estate loan portfolio represents a material risk of loan losses.

  Loans secured by commercial real estate are generally larger and involve a greater degree of credit risk than residential mortgage loans. Commercial real estate loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may become impaired.

 Commercial Loans

  1st Choice Bank's area of emphasis includes, but is not limited to, loans to businesses. 1st Choice Bank provides a wide range of commercial business loans, including lines of credit for working capital purposes and term loans for the acquisition of equipment and other purposes. The majority of 1st Choice Bank's commercial loans are extended to small and medium business owners. The primary risk is the failure of the business due to economic or financial factors. In most cases, 1st Choice Bank has taken security and personal guarantees to provide an alternative source of repayment.

  Unlike residential loans, which are generally made on the basis of the borrower's ability to make repayments from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment). 1st Choice Bank's commercial loans are sometimes, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

  1st Choice Bank recognizes the generally increased risks associated with commercial lending. 1st Choice Bank's commercial lending policy emphasizes credit file documentation and analysis of the borrower's character, capacity to repay the loan, and the adequacy of the industry conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of 1st Choice Bank's credit analysis.

 Consumer Lending

  1st Choice Bank provides a full range of consumer loans. The underwriting standards employed by 1st Choice Bank for consumer loans include an application, a determination of the applicant's payment history on other debts, net worth, length of current employment and an assessment of ability to meet existing obligations and payments on the proposed loan.

  Consumer loans may entail greater credit risk than do secured residential loans and even secured commercial loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Investment Activities

  1st Choice Bank maintains an investment portfolio comprised primarily of U.S. Government securities, municipal securities and other investment securities. 1st Choice Bank manages its investment portfolio to (a) maximize safety and soundness, (b) provide adequate requirements (with liquidity taking precedence over return), and (c) complement asset/liability management policies.

Source of Funds

 General

  1st Choice Bank's primary source of funds has historically been customer deposits. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions and other factors, are not. Although 1st Choice Bank's deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry.

  Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds (such as deposit inflows at less than projected levels). Borrowings may also be used on a longer term basis to support expanded lending activities and to match the maturity or repricing intervals of assets.

 Deposit Activities

  1st Choice Bank offers a variety of accounts for depositors designed to attract both short-term and long-term deposits. These accounts include certificates of deposit ("CDs"), savings accounts, money market accounts, checking and negotiable order of withdrawal accounts and individual retirement accounts. These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits.

Competition

  The banking business in the cities of Greeley and Fort Collins and counties of Weld and Larimer is highly competitive. 1st Choice Bank is in direct competition with Bank One, Colorado, N.A. (Greeley facility), Community First Bank, Firstier, New Frontier Bank of Greeley, Weld County Bank, Cache Bank of Greeley, Union Colony Bank (of Greeley), First National Bank (of Fort Collins), First State Bank of Fort Collins, FirstBank of Northern Colorado, Key Bank of Colorado, Norwest Bank, Vectra Bank, and various branches of other banks and several credit unions. The cities of Greeley and Fort Collins are the sixth and fourth largest cities in the state of Colorado, respectively, and to a degree 1st Choice Bank competes with many different financial institutions in surrounding counties for business in those cities. 1st Choice Bank also competes with finance companies, insurance companies, brokerage houses, mutual funds, credit unions and large retailers.

Employees

  1st Choice Bank, including the Fort Collins facility, employed 127 people as of March 31, 2000. There are 102 full-time and 25 part-time employees. Management enjoys an excellent relationship with the employees, and 1st Choice Bank is not a party to any collective bargaining agreement.

                           WELLS FARGO CAPITAL STOCK

  As a result of the merger, you will become a Wells Fargo stockholder. Your rights as a Wells Fargo stockholder will be governed by Delaware law, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. This description of Wells Fargo's capital stock, including the Wells Fargo common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger.

  The following summarizes the material terms of Wells Fargo's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Shareholder Services, L.L.C., as rights agent, relating to rights to purchase shares of Wells Fargo Series C Junior Participating Preferred Stock.

  A copy of Wells Fargo's restated certificate of incorporation as in effect as of the date of this document is attached as an exhibit to Wells Fargo's current report on Form 8-K dated June 28, 1993, and amendments to its certificate of incorporation are attached as exhibits to its current report on Form 8-K dated July 3, 1995 and quarterly report on Form 10-Q for the quarter ended September 30, 1998. A copy of Wells Fargo's bylaws as in effect as of the date of this document is attached as an exhibit to Wells Fargo's annual report on Form 10-K for the year ended December 31, 1999. A copy of the rights agreement is attached as an exhibit to Wells Fargo's registration statement on Form 8-A dated as of October 21, 1998. Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this document.

Wells Fargo Common Stock

  Wells Fargo is authorized to issue 4,000,000,000 shares of common stock, par value $1 2/3 per share. At March 31, 2000, there were 1,628,680,001 shares of Wells Fargo common stock outstanding. All of the issued and outstanding shares of Wells Fargo common stock are, and upon the issuance of Wells Fargo common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Wells Fargo common stock are not entitled to any preemptive rights.

  Voting and Other Rights. The holders of Wells Fargo common stock are entitled to one vote per share, and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. However:

  . Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

  . Wells Fargo's stockholders may amend its bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

  . With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. See "Comparison of Stockholder Rights-- Stockholder Vote Required for Mergers" for a description of the exceptions to this rule.

  Directors are to be elected by a plurality of the votes cast, and Wells Fargo stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Wells Fargo common stock entitled to vote in any election of directors of Wells Fargo may elect all of the directors standing for election. The Wells Fargo board is not classified.

  Assets Upon Dissolution. In the event of liquidation, holders of Wells Fargo common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Wells Fargo with respect to shares held by them, subject to any prior rights of any Wells Fargo preferred stock then outstanding.

  Distributions. As a Delaware corporation, Wells Fargo may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

  As a bank holding company, the ability of Wells Fargo to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Wells Fargo, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" for a more detailed description.

  Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

  Preferred Share Purchase Rights. Each issued share of Wells Fargo common stock includes a Series C Junior Participating Preferred Stock purchase right. See "--Wells Fargo Rights Plan" below.

Wells Fargo Preferred Stock

  Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value. At March 31, 2000, there were 5,698,417 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding.

  The Wells Fargo board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock are outstanding at any one time.

  The Wells Fargo board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of stockholders.

  The Wells Fargo board has designated 4,000,000 shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the rights agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this document. See "--Wells Fargo Rights Plan" below.

Wells Fargo Rights Plan

  On October 21, 1998, Wells Fargo's board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from Wells Fargo one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the rights agreement.

  Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock or (2) ten business days (or a later date as may be determined by action of Wells Fargo's board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Wells Fargo common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the Wells Fargo common stock certificates outstanding as of November 23, 1998, by a Wells Fargo common stock certificate with a copy of the summary of rights, attached to the rights agreement as Exhibit C, attached to the certificate.

  The rights agreement provides that, until the distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Wells Fargo common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of Wells Fargo common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Wells Fargo common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

  The rights are not exercisable until the distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by Wells Fargo, in each case, as described below.

  The purchase price payable, and the number of shares of Wells Fargo Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Wells Fargo Series C Junior Participating Preferred Stock;

  . upon the grant to holders of the Wells Fargo Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Wells Fargo Series C Junior Participating Preferred Stock at a price, or securities convertible into Wells Fargo Series C Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Wells Fargo Series C Junior Participating Preferred Stock; or

  . upon the distribution to holders of the Wells Fargo Series C Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Wells Fargo Series C Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding rights and the number of one one-thousandths of a share of Wells Fargo Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of Wells Fargo common stock or a stock dividend on the shares of Wells Fargo common stock payable in shares of Wells Fargo common stock or subdivisions, consolidations or combinations of the shares of Wells Fargo common stock occurring, in any such case, prior to the distribution date.

  Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Wells Fargo common stock. In the event of liquidation, the holders of the Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of Wells Fargo common stock. Each share of Wells Fargo Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of Wells Fargo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Wells Fargo common stock are exchanged, each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of Wells Fargo common stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the Wells Fargo Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

  In the event that Wells Fargo is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Wells Fargo common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Wells Fargo common stock having a market value of two times the exercise price of the right.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, and prior to their acquisition of 50% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Wells Fargo common stock, or one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock (or of a share of a class or series of Wells Fargo preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

  With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Wells Fargo Series C Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, which may, at the election of Wells Fargo, be evidenced by scrip or depositary receipts), and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Wells Fargo Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that the Wells Fargo board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

  The terms of the rights may be amended by the Wells Fargo board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

  . 0.001% greater than the largest percentage of the outstanding shares of Wells Fargo common stock then known to Wells Fargo to be beneficially owned by any person or group of affiliated or associated persons, and

  .  10%.

  However, from and after the time that any person becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a stockholder of Wells Fargo, including, without limitation, the right to vote or to receive dividends.

  The Rights Have Anti-Takeover Effects. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by the Wells Fargo board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Wells Fargo board, as the rights may be redeemed by Wells Fargo at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Wells Fargo common stock.

  The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Wells Fargo Series C Junior Participating Preferred Stock, is attached as an exhibit to Wells Fargo's registration statement on Form 8-A, dated October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Wells Fargo Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" for information on how to obtain this document.

                        COMPARISON OF STOCKHOLDER RIGHTS

  The rights of 1st Choice shareholders are currently governed by the Colorado Business Corporation Act (CBCA), 1st Choice's articles of incorporation and 1st Choice's bylaws. The rights of Wells Fargo stockholders are currently governed by the Delaware General Corporation Law (DGCL), Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. The following is a summary of material differences between the rights of 1st Choice shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of 1st Choice shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the CBCA, the DGCL, 1st Choice's articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

                            Authorized Capital Stock

             1st Choice                                Wells Fargo

Authorized:                               Authorized:


 . 10,000,000 shares of common stock.      . 4,000,000,000 shares of common
                                            stock.

Outstanding as of March 31, 2000:         . 20,000,000 shares of preferred
                                            stock.

                                          . 4,000,000 shares of preference
 . 3,307,094 shares of common stock          stock.

                                          Outstanding as of March 31, 2000:

                                          . 1,628,680,001 shares of common
                                            stock.

                                          . 5,698,417 shares of preferred
                                            stock.
                                          . No shares of preference stock.

                           Size of Board of Directors

             1st Choice                                Wells Fargo

The CBCA provides that the board of       The DGCL provides that the board of
directors of a Colorado corporation       directors of a Delaware corporation
shall consist of one or more              shall consist of one or more
directors as fixed by the                 directors as fixed by the
corporation's bylaws. Under 1st           corporation's certificate of
Choice's bylaws, the number               incorporation or bylaws. Under Wells
directors shall be fixed by               Fargo's restated certificate of
resolution of the board of directors      incorporation, the number of
from time to time. The number of          directors shall be as specified in
directors of 1st Choice is currently      the bylaws but in no event less than
fixed at 13.                              3. Wells Fargo's bylaws provide for
                                          a board of directors consisting of
                                          not less than 10 nor more than 28
                                          persons, each serving a term of one
                                          year or until his or her earlier
                                          death, resignation or removal. The
                                          number of directors of Wells Fargo
                                          is currently fixed at 18.

                               Cumulative Voting

  Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

             1st Choice                                Wells Fargo

Under the CBCA, shareholders have         Under the DGCL, stockholders do not
the right to cumulate their votes         have the right to cumulate their
unless a statement to the effect          votes in the election of directors
that cumulative voting is not             unless such right is granted in the
allowed is in the corporation's           certificate of incorporation. Wells
articles of incorporation. 1st            Fargo's restated certificate of
Choice's articles of incorporation        incorporation does not provide for
provide that cumulative voting shall      cumulative voting.
not be allowed in the election of
directors or for any other purpose.

                              Classes of Directors

             1st Choice                                Wells Fargo

The CBCA permits classification of a      The DGCL permits classification of a
Colorado corporation's board of           Delaware corporation's board of
directors, and for staggered terms.       directors, and for staggered terms.
1st Choice's board is not                 Wells Fargo's board is not
classified.                               classified.

                          Qualifications of Directors

             1st Choice                                Wells Fargo

Under the CBCA, a director shall be       Under the DGCL, a director need not
a natural person who is 18 years of       be a resident of the state of
age or older. A director need not be      Delaware unless the certificate of
a resident of Colorado or a               incorporation or bylaws so
shareholder unless the bylaws so          prescribe. Otherwise, qualifications
prescribe. 1st Choice's bylaws do         for directors may be set forth in
not require directors to be               the certification of incorporation
residents of Colorado or a                or bylaws. Wells Fargo's restated
shareholder.                              certificate of incorporation
                                          requires directors to be
                                          stockholders.

                         Filling Vacancies on the Board

             1st Choice                                Wells Fargo

The CBCA and 1st Choice's articles        The DGCL provides that, unless the
of incorporation provide that if a        governing documents of a corporation
vacancy occurs on the board of            provide otherwise, vacancies and
directors, the shareholders may fill      newly created directorships
the vacancy, the board of directors       resulting from a resignation or any
may fill the vacancy, or if the           increase in the authorized number of
directors remaining in office             directors elected by all of the
constitute fewer than a quorum of         stockholders having the right to
the board, they may fill the vacancy      vote as a single class may be filled
by the affirmative vote of a              by a majority of the directors then
majority of all the directors             in office. Under Wells Fargo's
remaining in office.                      restated certificate of
                                          incorporation and bylaws, vacancies
                                          on Wells Fargo's board of directors
                                          may be filled by majority vote of
                                          the remaining directors or, in the
                                          event a vacancy is not so filled or
                                          if no director remains, by the
                                          stockholders.

                              Removal of Directors

             1st Choice                                Wells Fargo

The CBCA and 1st Choice's articles        The DGCL provides that a director or
of incorporation provide that one or      the entire board of directors may be
more directors may be removed, with       removed, with or without cause, by
or without cause, unless the              the holders of a majority of the
articles provide that directors may       shares then entitled to vote at an
be removed only for cause. A              election of directors. However, in
director may be removed by the            the case of a corporation whose
shareholders only at a meeting            board is classified, the directors
called for the purpose of removing a      may be removed only for cause unless
director and only if the votes cast       the certificate of incorporation
in favor of removal exceed the votes      provides otherwise. Wells Fargo's
cast against removal.                     board is not classified.

                      Nomination of Directors for Election

             1st Choice                                Wells Fargo

1st Choice's bylaws do not address        Under Wells Fargo's bylaws,
the nomination of directors.              nominations for Wells Fargo's board
                                          may be made by the board or by any
                                          stockholder who complies with the
                                          notice procedures described in Wells
                                          Fargo's bylaws. These procedures
                                          require the notice to be received by
                                          Wells Fargo not less than 30 nor
                                          more than 60 days prior to the
                                          meeting. However, if less than 40
                                          days' prior public disclosure of the
                                          date of the meeting is given to
                                          stockholders, then the notice must
                                          be received no later than 10 days
                                          after the first public announcement
                                          of the meeting date.

                            Anti-Takeover Provisions

             1st Choice                                Wells Fargo

The CBCA does not have a business         The DGCL contains a business
combination statute.                      combination statute that protects
                                          domestic corporations from hostile
                                          takeovers, and from actions
                                          following such a takeover, by
                                          prohibiting some transactions once
                                          an acquiror has gained a significant
                                          holding in the corporation.

                                          Section 203 of the DGCL prohibits
                                          "business combinations," including
                                          mergers, sales and leases of assets,
                                          issuances of securities and similar
                                          transactions by a corporation or a
                                          subsidiary with an "interested
                                          stockholder" who beneficially owns
                                          15 percent or more of a
                                          corporation's voting stock, within
                                          three years after the person or
                                          entity becomes an interested
                                          stockholder, unless:

                                             . the transaction that will cause
                                               the person to become an
                                               interested stockholder is
                                               approved by the board of
                                               directors of the target prior
                                               to the transaction,

                                             . after the completion of the
                                               transaction in which the person
                                               becomes an interested
                                               stockholder, the interested
                                               stockholder holds at least 85%
                                               of the voting stock of the
                                               corporation not including (a)
                                               shares held by officers and
                                               directors of interested
                                               stockholders and (b) shares
                                               held by specified employee
                                               benefit plans, or

                                             . after the person becomes an
                                               interested stockholder, the
                                               business combination is
                                               approved by the board of
                                               directors and holders of at
                                               least 66 2/3% of the
                                               outstanding voting stock,
                                               excluding shares held by the
                                               interested stockholder.

                                          A Delaware corporation may elect not
                                          to be governed by Section 203 by a
                                          provision contained in its original
                                          certificate of incorporation or an
                                          amendment thereto or to the bylaws,
                                          which amendment must be approved by
                                          a majority of the shares entitled to
                                          vote and may not be further amended
                                          by the board of directors. Such an
                                          amendment is not effective until 12
                                          months following its adoption. Wells
                                          Fargo has not made such an election.

                            Stockholder Rights Plan

             1st Choice                                Wells Fargo

1st Choice does not have a                Wells Fargo has implemented a
shareholder rights plan.                  stockholder rights plan, under which
                                          a group of persons becomes an
                                          acquiring person upon a public
                                          announcement that they have acquired
                                          or intend to acquire 15% of Wells
                                          Fargo's voting stock. This threshold
                                          can be reduced by amendment. Each
                                          share of Wells Fargo common stock
                                          issued in the merger will be issued
                                          with an attached right. See "Wells
                                          Fargo Capital Stock--Wells Fargo
                                          Rights Plan."

                      Stockholder Action Without a Meeting

             1st Choice                                Wells Fargo

In accordance with Section 7-107-104      In accordance with Section 228 of
of the CBCA, 1st Choice's bylaws          the DGCL, Wells Fargo's bylaws
provide that any action required or       provide that any action required or
permitted to be taken at a meeting        permitted to be taken at a
of the shareholders may be taken          stockholders' meeting may be taken
without a meeting if a consent in         without a meeting pursuant to the
writing, setting forth the actions        written consent of the holders of
taken, shall be signed by all the         the number of shares that would have
shareholders.                             been required to effect the action
                                          at an actual meeting of the
                                          stockholders, and provide certain
                                          procedures to be followed in
                                          such cases.

                    Calling Special Meetings of Stockholders

             1st Choice                                Wells Fargo

Under the CBCA, a special meeting of      Under the DGCL, a special meeting of
the shareholders may be called by         stockholders may be called by the
the board of directors or the person      board of directors or by any other
or persons authorized by the bylaws       person authorized to do so in the
or resolution of the board of             certificate of incorporation or the
directors to call the meeting or if       bylaws. Wells Fargo's bylaws provide
the corporation receives one or more      that a special meeting of
written demands for the meeting           stockholders may be called only by
stating the purpose or purposes for       the chairman of the board, a vice
which it is to be held, signed by         chairman, the president or a
the holders of shares representing        majority of Wells Fargo's board of
at least ten percent of all the           directors. Holders of Wells Fargo
votes entitled to be cast on any          common stock do not have the ability
issue proposed to be considered at        to call a special meeting of
the meeting. 1st Choice's bylaws          stockholders.
provide that a special meeting may
be called by the president or the
board of directors or if it receives
one or more written demands for the
meeting from holders of ten percent
of all the votes entitled to be cast
on any issue proposed to be
considered at the meeting.

                      Submission of Stockholder Proposals

             1st Choice                                Wells Fargo

1st Choice's bylaws do not address        The Wells Fargo bylaws provide that
the submission of shareholder             in order for a stockholder to bring
proposals.                                business before the annual meeting,
                                          the stockholder must give timely
                                          notice of the proposal to Wells
                                          Fargo. To be timely, the notice must
                                          be received not later than the 90th
                                          day nor earlier than the 120th day
                                          prior to the first anniversary of
                                          the preceding year's annual meeting.
                                          However, if the annual meeting is
                                          more than 30 days before or more
                                          than 60 days after the anniversary
                                          of the prior year's annual meeting,
                                          to be timely the notice must be
                                          delivered no earlier than 120 days
                                          prior to the annual meeting and no
                                          later than the later of 90 days
                                          prior to the annual meeting or 10
                                          days after the first public
                                          announcement of the meeting date.

                         Notice of Stockholder Meetings

             1st Choice                                Wells Fargo

The CBCA and 1st Choice's bylaws          The DGCL requires notice of
require notice of a shareholders'         stockholders' meetings to be sent to
meeting to be given to each               all stockholders of record entitled
shareholder of record entitled to         to vote thereon not less than 10 nor
notice at such meeting not less than      more than 60 days prior to the date
10 or more than 60 days before the        of the meeting. Wells Fargo's bylaws
date of the meeting; except that if       provide for written notice to
the authorized shares of the              stockholders of record at least 10
corporation are to be increased, at       days prior to an annual or special
least 30 days notice shall be given.      meeting.

                     Stockholder Vote Required for Mergers

             1st Choice                                Wells Fargo

Under the CBCA, unless the articles       Under the DGCL, a merger,
of incorporation, bylaws adopted by       consolidation or sale of all or
the shareholders, or the board of         substantially all of a corporation's
directors requires as a condition to      assets must be approved by the board
the effectiveness of the merger, a        of directors and by a majority of
greater vote, a merger must be            the outstanding stock of the
approved by a majority of all votes       corporation entitled to vote
entitled to be cast on the merger.        thereon. However, under DGCL 251(f),
The CBCA provides that if a               no vote of stockholders of a
corporation was formed prior to June      constituent corporation surviving a
30, 1994, unless the articles of          merger is required, unless the
incorporation provide otherwise,          corporation provides otherwise in
two-thirds of the votes entitled to       its certificate of incorporation, if
be cast on the merger shall vote in
favor of the merger. 1st Choice's         . the merger agreement does not
articles of incorporation provide           amend the certificate of
for a majority vote. However, under         incorporation of the surviving
the CBCA no vote of the shareholders        corporation,
of a constituent corporation is
required if                               . each share of stock of the
                                            surviving corporation outstanding
 . the merger does not amend the             before the merger is an identical
  existing articles of                      outstanding or treasury share
  incorporation,                            after the merger, and

 . each shareholder of the surviving       . either no shares of common stock
  corporation whose shares were             of the surviving corporation are
  outstanding immediately prior to          to be issued or delivered pursuant
  the merger will hold the same             to the merger or, if such common
  number of shares, with individual         stock will be issued or delivered,
  designations, preferences,                it will not increase the number of
  limitations and relative rights,          shares of common stock outstanding
  immediately after the merger,             immediately prior to the merger by
                                            more than 20%.
 . the number of voting shares
  outstanding immediately prior to
  the merger, plus the number of
  voting shares outstanding
  immediately after the merger or by
  the exercise of rights or warrants
  issued pursuant to merger, will
  not exceed by more than 20% the
  total number of shares of the
  surviving corporation outstanding
  immediately before the merger, and

 . the number of participating shares
  outstanding immediately after the
  merger, plus the number of
  participating shares issuable as a
  result of the merger, either by
  the conversion of securities
  issued pursuant to the merger or
  by the exercise of rights and
  warrants issued pursuant to the
  merger, will not exceed by more
  than 20% the total number of
  participating shares outstanding
  immediately before the merger.

                                   Dividends

             1st Choice                                Wells Fargo

Colorado corporations may pay             Delaware corporations may pay
dividends unless, after giving it         dividends out of surplus or, if
effect, the corporation would not be      there is no surplus, out of net
able to pay its debts as they become      profits for the fiscal year in which
due in the usual course of business,      declared and for the preceding
or if the corporation's total assets      fiscal year. Section 170 of the DGCL
would be less than the sum of its         also provides that dividends may not
total liabilities plus the amount         be paid out of net profits if, after
that would be needed, if the              the payment of the dividend, capital
corporation were to be dissolved at       is less than the capital represented
the time of the distribution, to          by the outstanding stock of all
satisfy the preferential rights upon      classes having a preference upon the
dissolution of shareholders whose         distribution of assets. Wells Fargo
preferential rights are superior to       is also subject to Federal Reserve
those received in the distribution.       Board policies regarding payment of
                                          dividends, which generally limit
1st Choice is also subject to             dividends to operating earnings. See
Federal Reserve Board policies            "Regulation and Supervision of Wells
regarding payment of dividends,           Fargo."
which generally limit dividends to
operating earnings.                       Wells Fargo's bylaws provide that
                                          the stockholders have the right to
                                          receive dividends if and when
                                          declared by Wells Fargo's board.
                                          Dividends may be paid in cash,
                                          property or shares of capital stock.

                          Dissenters' Appraisal Rights

             1st Choice                                Wells Fargo

The CBCA provides shareholders of a       Section 262 of the DGCL provides
corporation involved in a merger,         stockholders of a corporation
share exchange, or the sale, lease        involved in a merger the right to
or exchange or other disposition of       demand and receive payment of the
all or substantially all of the           fair value of their stock in certain
property of the corporation, the          mergers. However, appraisal rights
right to demand and receive payment       are not available to holders of
of the fair value of their stock.         shares:
However, dissenter's rights are not
available:                                . listed on a national securities
                                            exchange,
 . with respect to the sale of all or
  substantially all of the assets of      . designated as a national market
  the corporation or a merger if no         system security on an interdealer
  vote of the shareholders is               quotation system operated by the
  required to approve the                   National Association of Securities
  transaction under Colorado law, or        Dealers, Inc., or

 . to shareholders of shares which         . held of record by more than 2,000
  either were listed on a national          stockholders
  securities exchange registered
  under the Securities Exchange Act       unless holders of stock are required
  of 1934 or on the national market       to accept in the merger anything
  system of the National Association      other than any combination of:
  of Securities Dealers Automated
  Quotation System or were held of        . shares of stock or depository
  record by more than 2,000 holders         receipts of the surviving
  and such shareholders receive only        corporation in the merger
  shares of the surviving
  corporation or shares of any other      . shares of stock or depository
  corporation that are either listed        receipts of another corporation
  on a national securities exchange         that, at the effective date of the
  registered under the Securities           merger, will be
  Exchange Act of 1934 or on the
  national market system of the              . listed on a national securities
  National Association of Securities           exchange,
  Dealers Automated Quotation System
  or held of record by more than             . designated as a national market
  2,000 holders.                               system security on an
                                               interdealer quotation system
Dissenter's rights are available to            operated by the National
the shareholders of 1st Choice in              Association of Securities
connection with the merger.                    Dealers, Inc., or

                                             . held of record by more than
                                               2,000 holders

                                          . cash instead of fractional shares
                                            of the stock or depository
                                            receipts received.

                                          Dissenters' rights are not available
                                          to the Wells Fargo stockholders with
                                          respect to the merger because the
                                          DGCL does not require that Wells
                                          Fargo stockholders vote to approve
                                          the merger agreement. Moreover,
                                          Wells Fargo common stock is listed
                                          on the New York and Chicago Stock
                                          Exchanges and currently held by more
                                          than 2,000 stockholders. As a
                                          result, assuming that the other
                                          conditions described above are
                                          satisfied, holders of Wells Fargo
                                          common stock will not have appraisal
                                          rights in connection with
                                          consolidations and mergers involving
                                          Wells Fargo.

                         Stockholder Preemptive Rights

             1st Choice                                Wells Fargo

Under Colorado law, shareholders of       The DGCL provides that no
a corporation in existence in June        stockholder shall have any
30, 1994 have a preemptive right to       preemptive rights to purchase
acquire unissued shares except to         additional securities of the
the extent the articles of                corporation unless the certificate
incorporation limit or deny               of incorporation expressly grants
preemptive rights, 1st Choice's           these rights. Wells Fargo's restated
articles of incorporation provide         certificate of incorporation does
that no shareholder shall have            not provide for preemptive rights.
preemptive rights.

                        Stockholder Class Voting Rights

             1st Choice                                Wells Fargo

The CBCA requires voting by separate      The DGCL requires voting by separate
voting groups with respect to             classes of shares only with respect
mergers and share exchanges,              to amendments to a corporation's
dissolution, an amendment to the          certificate of incorporation that
corporation's articles of                 adversely affect the holders of
incorporation and the sale of all or      those classes or that increase or
substantially all of the assets of        decrease the aggregate number of
the corporation.                          authorized shares or the par value
                                          of the shares of any of those
                                          classes.

                                Indemnification

             1st Choice                                Wells Fargo

The CBCA provides that, subject to        The DGCL provides that, subject to
certain limitations in the case of        certain limitations in the case of
"derivative suits" brought by a           "derivative" suits brought by a
corporation's stockholders in its         corporation's stockholders in its
name or in a proceeding involving         name, a corporation may indemnify
receipt of an improper personal           any person who is made a party to
benefit, a corporation may indemnify      any third-party suit or proceeding
any person who is made a party to a       on account of being a director,
proceeding on account of being a          officer, employee or agent of the
director, officer, employee               corporation against expenses,
fiduciary or agent of the                 including attorney's fees,
corporation for reasonable expenses       judgments, fines and amounts paid in
incurred in connection with the           settlement reasonably incurred by
proceeding if the person:                 him or her in connection with the
                                          action, through, among other things,
                                          a majority vote of a quorum
                                          consisting of directors who were not
                                          parties to the suit or proceeding,
                                          if the person:

 . conducted himself or herself in
  good faith, and

 . reasonably believed, in the case
  of conduct in an official capacity
  with the corporation, that his or
  her conduct was in the
  corporation's best interest and in
  the case of any criminal
  proceeding, the person had no
  reasonable cause to believe his or
  her conduct was unlawful.

                                          . acted in good faith and in a
                                            manner he or she reasonably
                                            believed to be in or not opposed
                                            to the best interests of the
                                            corporation or, in some
                                            circumstances, at least not
                                            opposed to its best interests; and


To the extent a director, officer,        . in a criminal proceeding, had no
employee, fiduciary or agent is             reasonable cause to believe his or
wholly successful, on the merits or         her conduct was unlawful.
otherwise, in the defense of any
proceeding to which the person was a
party, the corporation is required
to indemnify such person for
reasonable expenses incurred by him
or her in connection with the
proceeding.

                                          To the extent a director, officer,
                                          employee or agent is successful in
                                          the defense of such an action, suit
                                          or proceeding, the corporation is
                                          required by the DGCL to indemnify
                                          such person for reasonable expenses
                                          incurred thereby.

1st Choice's articles of                  Wells Fargo's restated certificate
incorporation provide that the            of incorporation provides that Wells
corporation shall indemnify its           Fargo must indemnify, to the fullest
directors to the full extent              extent authorized by the DGCL, each
provided by Colorado; provided,           person who was or is made a party
however, that such indemnification        to, is threatened to be made a party
shall not apply to expenses,              to or is involved in any action,
penalties or other payments incurred      suit or proceeding because he or she
in connection with an administrative      is or was a director or officer of
proceeding or action instituted by a      Wells Fargo (or was serving at the
regulatory agency, which proceeding       request of Wells Fargo as a
or action results in a final order        director, trustee, officer,
assessing civil money penalties or        employee, or agent of another
requiring affirmative action by such      entity) while serving in such
person in the form of payments to         capacity against all expenses,
the corporation, and further              liabilities, or loss incurred by
provided that the corporation shall       such person in connection therewith,
in no event pay for or reimburse          provided that indemnification in
expenses incurred by a director who       connection with a proceeding brought
is a party to an administrative           by such person will be permitted
proceeding or action instituted by a      only if the proceeding was
regulatory agency in advance of the       authorized by Wells Fargo's board of
final disposition of such                 directors.
proceeding.
                                          Wells Fargo's restated certificate
                                          of incorporation also provides that
                                          Wells Fargo must pay expenses
                                          incurred in defending the
                                          proceedings specified above in
                                          advance of their final disposition,
                                          provided that, if so required by the
                                          DGCL, such advance payments for
                                          expenses incurred by a director or
                                          officer may be made only if he or
                                          she undertakes to repay all amounts
                                          so advanced if it is ultimately
                                          determined that the person receiving
                                          such payments is not entitled to be
                                          indemnified. Wells Fargo's restated
                                          certificate of incorporation
                                          authorizes Wells Fargo to provide
                                          similar indemnification to employees
                                          or agents of Wells Fargo.

                                          Pursuant to Wells Fargo's restated
                                          certificate of incorporation, Wells
                                          Fargo may maintain insurance, at its
                                          expense, to protect itself and any
                                          directors, officers, employees or
                                          agents of Wells Fargo or another
                                          entity against any expense,
                                          liability or loss, regardless of
                                          whether Wells Fargo has the power or
                                          obligation to indemnify that person
                                          against such expense, liability or
                                          loss under the DGCL.

                                          The right to indemnification is not
                                          exclusive of any other right which
                                          any person may have or acquire under
                                          any statute, provision of Wells
                                          Fargo's restated certificate of
                                          incorporation or bylaws, agreement,
                                          vote of stockholders or
                                          disinterested directors or
                                          otherwise.

                      Limitations on Directors' Liability

             1st Choice                                Wells Fargo

1st Choice's articles of                  Wells Fargo's restated certificate
incorporation provide that a              of incorporation provides that a
director shall not be liable to the       director (including an officer who
corporation or its shareholders for       is also a director) of Wells Fargo
monetary damages for breach of            shall not be liable personally to
fiduciary duty as a director.             Wells Fargo or its stockholders for
                                          monetary damages for breach of
                                          fiduciary duty as a director, except
                                          for liability arising out of:

                                          . any breach of the director's duty
                                            of loyalty to Wells Fargo or its
                                            stockholders,

                                          . acts or omissions not in good
                                            faith or which involve intentional
                                            misconduct or a knowing violation
                                            of law,

                                          . payment of a dividend or approval
                                            of a stock repurchase in violation
                                            of Section 174 of the DGCL, or

                                          . any transaction from which the
                                            director derived an improper
                                            personal benefit.

                                          This provision protects Wells
                                          Fargo's directors against personal
                                          liability for monetary damages from
                                          breaches of their duty of care. It
                                          does not eliminate the director's
                                          duty of care and has no effect on
                                          the availability of equitable
                                          remedies, such as an injunction or
                                          rescission, based upon a director's
                                          breach of his or her duty of care.

                   Amendment of Certificate of Incorporation

             1st Choice                                Wells Fargo

Under the CBCA, unless the articles       Under the DGCL, amendments to a
of incorporation, bylaws adopted by       corporation's certificate of
the shareholders or the proposing         incorporation require the approval
board of directors or the proposing       of the board of directors and
shareholders require a greater vote,      stockholders holding a majority of
amendments to a corporation's             the outstanding stock of such class
articles of incorporation require         entitled to vote on such amendment
the approval of the board of              as a class, unless a different
directors and a majority of the           proportion is specified in the
shareholders of each voting group         certificate of incorporation or by
entitled to vote on such amendment.       other provisions of the DGCL.

                                          Wells Fargo's restated certificate
                                          of incorporation may be amended only
                                          if the proposed amendment is
                                          approved by Wells Fargo's board of
                                          directors and thereafter approved by
                                          a majority of the outstanding stock
                                          entitled to vote thereon and by a
                                          majority of the outstanding stock of
                                          each class entitled to vote thereon
                                          as a class. Shares of Wells Fargo
                                          preferred stock and Wells Fargo
                                          preference stock currently
                                         authorized in Wells Fargo's restated
                                         certificate of incorporation may be
                                         issued by Wells Fargo's board of
                                         directors without amending Wells
                                         Fargo's restated certificate of
                                         incorporation or otherwise obtaining
                                         the approval of Wells Fargo's
                                         stockholders.

                              Amendment of Bylaws

             1st Choice                               Wells Fargo

Under the CBCA, the board of             Under the DGCL, holders of a
directors may amend the bylaws at        majority of the voting power of a
any time to add, change or delete a      corporation, and, when provided in
provision unless the CBCA or the         the certificate of incorporation,
articles of incorporation reserve        the directors of the corporation,
such power to the shareholders or a      have the power to adopt, amend and
particular bylaw expressly prohibits     repeal the bylaws of a corporation.
the board of directors from doing
so.                                      Wells Fargo's bylaws generally
                                         provide for amendment by a majority
1st Choice's bylaws provide that the     of Wells Fargo's board of directors
directors may amend or repeal the        or by a majority of the outstanding
bylaws unless the articles of            stock entitled to vote thereon.
incorporation or the CBCA reserve        However, Wells Fargo's bylaws
such power exclusively to the            require the affirmative vote or
shareholders, in whole or in part,       consent of 80% of the common stock
or the shareholders, in amending or      outstanding to amend a bylaw provision
repealing a particular bylaw             related to maintaining local
provision, provide expressly that        directorships at subsidiaries with
the directors may not amend or           which Wells Fargo has an agreement
repeal such bylaw.                       to so maintain local directorships.

The shareholders may amend or repeal
the bylaws even though the bylaws
may also be amended or repealed by
the directors.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices And Dividends

  Wells Fargo common stock is listed on the New York Stock Exchange (NYSE) and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The following table shows, for the periods indicated, the high and low sales prices of Wells Fargo common stock on the NYSE composite transactions reporting system and the cash dividends paid per share.

                                                           Price Range
                                                           ----------- Dividends
                                                           High   Low    Paid
                                                           ----- ----- ---------
     1998
       First Quarter...................................... 43.88 34.75   0.165
       Second Quarter..................................... 43.75 34.00   0.165
       Third Quarter...................................... 39.75 27.50   0.185
       Fourth Quarter..................................... 40.88 30.19   0.185
     1999
       First Quarter...................................... 40.44 32.13   0.185
       Second Quarter..................................... 44.88 34.38   0.200
       Third Quarter...................................... 45.31 36.44   0.200
       Fourth Quarter..................................... 49.94 38.38   0.200
     2000
       First Quarter...................................... 41.69 31.88   0.220
       Second Quarter (through May 3)..................... 45.50 37.88     *

--------

* Wells Fargo's board of directors has declared a cash dividend of $0.22 per share of Wells Fargo common stock, payable on June 1, 2000 to stockholders of record on May 5, 2000.

  The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

1st Choice Share Prices And Dividends

  There is no public market for 1st Choice common stock. 1st Choice has never paid dividends.

                                    EXPERTS

  The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    OPINIONS

Share Issuance

  Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

  Jones & Keller, P.C. has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

                      WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

  Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to 1st Choice shareholders in the merger. This proxy statement-prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Other Wells Fargo SEC Filings

  Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or 1st Choice with the SEC at the following SEC locations:

   Public Reference Room    New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center        Citicorp Center
         Room 1024                 Suite 1300         500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048        Suite 1400
                                                     Chicago, Illinois 60661-
                                                               2511

  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

  Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423.

Documents Incorporated By Reference

  Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents that have been filed by Wells Fargo with the SEC.

  This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  . Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1999 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2000 Annual Meeting of Stockholders;

  . Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April 12, 2000 and April 18, 2000;

  . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for 1st Choice common stock.

Documents Available Without Charge

  Wells Fargo will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo:

                              Corporate Secretary
                             Wells Fargo & Company
                                 MAC N9305-173
                              Sixth and Marquette
                             Minneapolis, MN 55479
                                 (612) 667-8655

  To ensure delivery of the copies in time for the special meeting, your request should be received by June 2, 2000.

  In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor 1st Choice has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated May 10 , 2000. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

  This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo, including one or more of the following:

  . projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

  . descriptions of plans or objectives of management for future operations, products or services;

  .  forecasts of future economic performance;

  . descriptions of assumptions underlying or relating to any of the foregoing.

  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

  Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the control of Wells Fargo--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

  Wells Fargo's reports filed with the SEC, including Wells Fargo's Form 10-K for the year ended December 31, 1999, describe some of these factors. For example, Wells Fargo's Form 10-K describes certain credit, market, operational, liquidity, and interest rate risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's Form 10-K include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation (including financial modernization legislation), the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

                                   APPENDIX A

                               ----------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                           1ST CHOICE FINANCIAL CORP.

                                      and

                             WELLS FARGO & COMPANY

                          dated as of February 3, 2000

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 3rd day of February, 2000, by and between 1ST CHOICE FINANCIAL CORP. ("Company"), a Colorado corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

  WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will merge with and into Company (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the exchange of the shares of common stock of Company of the par value of $2.50 per share ("Company Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting common stock of Wells Fargo, par value $1 2/3 per share ("Wells Fargo Common Stock").

  NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

  1. Basic Plan of Reorganization

  (a) Merger. Subject to the terms and conditions contained herein, Merger Co. will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which Merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1 (d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be exchanged for the right to receive the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of shares of Company Common Stock then outstanding. The "Adjusted Wells Fargo Shares" shall be a number equal to $63,000,000 (reduced dollar for dollar by the amount, if any, by which the tangible equity of the Company, determined in accordance with paragraph 7(q) of this Agreement, is less than $30,700,000) divided by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

  (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock for which a share of Company Common Stock shall be exchanged pursuant to subparagraph (a) above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock for which a share of Company Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

  (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Wells Fargo Measurement Price.

  (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and Articles of Merger shall be filed with the Secretary of State of the State of Colorado within ten
(10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur prior to March 16, 2000 and shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Denver, Colorado time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, Merger Co. will be merged with and into Company pursuant to the Merger Agreement and the separate existence of Merger Co. shall cease.

  The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

  2. Representations and Warranties of Company. Company represents and warrants to Wells Fargo as follows:

  (a) Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the Company Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

  (b) Company's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company's subsidiaries as of the date hereof (individually a "Company Subsidiary" and collectively the "Company Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on
Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or Colorado banking corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

  (c) Capitalization. The authorized capital stock of Company consists of 10,000,000 shares of common stock, $2.50 par value, of which, as of the close of business on September 30, 1999, 3,276,094 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Company Common

Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 3,496,094. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. As of the date hereof, the total number of options ("Options") and the exercise prices thereof issued pursuant to the Company's 1995 Stock Option Plan (the "Stock Option Plan") are as set forth on Schedule 2(c). Except as set forth in Schedule 2(c), since September 30, 1999 no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Company.

  (d) Authorization. Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement is and the Merger Agreement will be, when executed, valid and binding obligations of Company enforceable against Company in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

  Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

  Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Colorado law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Company Financial Statements. The consolidated balance sheets of Company and Company Subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998, together with the notes thereto, certified by GRA, Thompson, White & Co., P. C., and the unaudited consolidated balance sheets of Company and Company Subsidiaries as of September 30, 1999 and the related unaudited consolidated statements of income and shareholders' equity for the nine (9) months ended September 30, 1999 (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Company Subsidiaries at the dates and the consolidated results of operations and cash flows (excluding the nine month period ending September 30, 1999) of Company and Company Subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1994, Company and each Company Subsidiary has filed all reports, registrations and statements, if any, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports." As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

  (g) Properties and Leases. Except as may be reflected in the Company Financial Statements and on Schedule 2(g) and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of September 30, 1999, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company's and each Company Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Except as set forth in Schedule 2(h), each of Company and the Company Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 1993, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to Company's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied. Each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

The consolidated balance sheet as of September 30, 1999, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

  (i) Absence of Certain Changes. Since December 31, 1998 there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

    (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

    (iii) any labor contract or agreement with any labor union;

    (iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

    (vi) any real property lease and any other lease with annual rental payments aggregating $10,000 or more;

    (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

    (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

  (k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 1998 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. There is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

  (l) Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Company and each Company Subsidiary have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Company and the Company Subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or, to the knowledge of Company, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Company or such Company Subsidiary. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company's or such Company Subsidiary's Board of Directors.

  (p) Company Benefit Plans.

    (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

    (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

    (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

    (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

    (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that them is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

    (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
  Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by
  Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

    (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

    (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company in writing for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to Company's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement"), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except for Alex Sheshunoff & Co., Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Fiduciary Activities. Company and each Company Subsidiary has properly administered in all material respects and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and the Company Subsidiaries, taken as a whole. To the best of Company's knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company Subsidiaries taken as a whole; to the best of Company's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

  (w) Compliance with Year 2000 Requirements. Except as set forth in Schedule 2(w), Company is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Company has made its Year 2000 project assessment, remediation plan and testing results available to Wells Fargo for review.

  3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Company as follows:

  (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Wells Fargo Capitalization. As of September 30, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1999, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,532 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 19,790 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,111 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 13,639 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,472 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,653 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, $50 stated value, were outstanding;

(ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1999, no shares were outstanding; and
(iii) 4,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on September 30, 1999, 1,649,763,637 shares were outstanding and 16,331,628 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

  (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

  Neither the execution, delivery and performance by Wells Fargo of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Wells Fargo with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Colorado law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of September 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the nine
(9) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein. The Year 2000 disclosure contained in Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC and designated as the Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act, is true and correct in all material respects as of the date hereof.

  (f) Reports. Since December 31, 1994, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of September 30, 1999 included in Wells Fargo's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since December 31, 1998, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1998 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i)any labor contract or agreement with any labor union;

    (ii)any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (iii)any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on
Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Wells Fargo Benefit Plans.

    (i)For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

    (ii)No Wells Fargo Plan is a "multiemployer plan" within the meaning of
  Section 3(37) of ERISA.

    (iii)Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

    (iv)Each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

    (v)All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

    (vi)With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

    (vii)The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

  (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.'s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

  4. Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

  (a) Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any loan approval request to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request by a Wells Fargo representative designated in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $150,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

  (b) Negative Covenants. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Company may issue shares of Company Common Stock upon the exercise of the Options described in Schedule 2(c); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a Company Subsidiary's Board of Directors in accordance with applicable law and regulation provided, however, that the Company may declare and pay dividends, in accordance with applicable law and regulation, in an amount not to exceed 50% of the amount by which the tangible equity of the Company, as determined in accordance with generally accepted accounting principles (but excluding FAS 115 adjustments and including adjustments for the exercise of 220,000 outstanding options at an average exercise price of $8.34), as of a date five days prior to the Effective Time of the Merger exceeds $30,700,000 provided, however, that such tangible equity shall be calculated without regard to the effect of the accruals and reserves taken by the Company pursuant to paragraph 4(m) hereof; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices and except, with respect to bonuses, as set forth in Schedule 4(b); sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) Shareholder Meeting. The Board of Directors of Company will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Colorado Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

  (d) Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of GRA, Thompson, White & Co., P. C. to use such opinion in such Registration Statement.

  (e) Approvals. Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

  (f) Delivery of Closing Documents. Company will use its best efforts to deliver to Wells Fargo at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to Company, in the public domain, or later acquired by Company from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

  (h) Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

  (i) Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j) Benefit Plans. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

  (k) [Intentionally left blank]

  (l) Affiliate Letters. Company shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company's accounting and credit loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of Company's business following the Merger, and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses, including investment banking fees in an amount not to exceed $475,000, relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement.

  (n) Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within four
(4) weeks of execution of this Agreement.

  (o) Title Commitments and Boundary Surveys. Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement.

  (p) Year 2000. Company will comply with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements. Company will provide Wells Fargo with complete access to its Year 2000 project and remediation plan documentation and permit Wells Fargo to review and investigate Company's continuing Year 2000 compliance efforts and the results thereof.

  (q) Termination of Stock Option Plan. Company shall take such action as is necessary to terminate the Stock Option Plan as of the Effective Date of the Merger. Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options, awards and stock appreciation rights, and shall comply with all payroll reporting requirements with respect thereto. All Options which remain unexercised shall expire as of the Effective Time of the Merger.

  (r) Bank Stock Loan. On or before the Effective Date of the Merger, Company shall take such action as is necessary to repay the loan from Bankers' Bank of the West in the original principal amount of $3,000,000 (the "Bank Stock Loan"), and to have the lien on shares of 1st Choice Bank which are held as collateral for the Bank Stock Loan released.

  (s) Actions Pursuant to Section 280G of the Code. Company shall use its best efforts to take such action as is necessary to amend all employment agreements between Company or the Company Subsidiaries and their respective officers and employees, including all employment and/or non-competition agreements entered into immediately before or contemporaneously with the execution of this Agreement, to provide that amounts payable under each of such agreements accelerated solely as a result of the Merger shall be capped at or adjusted to an amount which, when aggregated with all other payments to such officer or employee (whether pursuant to other employment agreements, non-qualified compensation plans, salary continuation arrangements, options or stock appreciation rights or otherwise), would not exceed the applicable "golden parachute" limitations under Section 280(G) of the Code.

  5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

  (a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in the Proxy Statement to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

  (c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the

Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

  (d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

  (e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

  (f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Approvals. Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company.

  (h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Company.

  (i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Colorado Business Corporation Act.

  (j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Company at Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Wells Fargo agrees as follows:

    (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Company's Articles of Incorporation or By-laws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the net asset value of Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or any Company Subsidiary to the extent of the indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

    (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

    (iii) for a period of three years after the Effective Time of the Merger, Wells Fargo shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Wells Fargo may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that Wells Fargo shall not be required to maintain coverage for employees (other than directors and officers) which may currently be included in the directors' and officers' liability policies maintained by Company; and provided, further, however, that in no event shall Wells Fargo be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(m)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Company shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances known to Company that are likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Wells Fargo shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

    (iv) if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(m); and

    (v) the provisions of this paragraph 5(m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company:

  (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

  (c) Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Colorado Business Corporation Act.

  (e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Wells Fargo Common Stock received by the shareholders of Company will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger.

  (i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

  (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Colorado Business Corporation Act.

  (d) Company's Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

  (f) Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company's or such Company Subsidiary's business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

  (g) No Restraining Order, etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) [Intentionally left blank]

  (i) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 3,496,094.

  (j) Registration Statement Effective; No Stop Order, etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (k) Comfort Certificate. Wells Fargo shall have received from the Chief Executive Officer and Chief Financial Officer of Company a letter, dated as of the effective date of the Registration Statement and updated through the Closing Date, in form and substance satisfactory to Wells Fargo, to the effect that:

    (i) the interim quarterly consolidated financial statements of Company included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of Company;

    (ii) the amounts reported in the interim quarterly consolidated financial statements of Company agree with the general ledger of Company;

    (iii) the annual and quarterly consolidated financial statements of Company and the Company Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

    (iv) from the date of the most recent unaudited consolidated financial statements of Company and the Company Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement and to a date 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Company and the Company Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases (excluding any adjustments required by paragraph 4(m) and any bonuses paid pursuant to Schedule 4(b)) in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Company and the Company Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

    (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Company and the Company Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Company and the Company Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Company included in the annual and quarterly consolidated financial statements, except as disclosed in such letters.

  (l) No Casualty Losses, Etc. Company and the Company Subsidiaries considered as a whole shall not have sustained since December 31, 1998 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

  (m) No Environmental Liability. There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Company or any Company Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Company and its subsidiaries taken as a whole.

  (n) No Material Adverse Change. Since September 30, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Company and the Company Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

  (o) Year 2000. Company shall be in full compliance with current FFIEC Requirements. There shall be no feature of Company's data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems is completed. Company's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000.

  (p) Resignations. Company shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

  (q) Equity Floor. As of a date five days prior to the Effective Time of the Merger, the tangible equity of the Company, as determined in accordance with generally accepted accounting principles (but excluding FAS 115 adjustments and including adjustments for the exercise of 220,000 outstanding options at an average exercise price of $8.34 but excluding any tax benefits attributable to exercise of the options), will be at least $30,700,000; provided, however, that such tangible equity shall be calculated without regard to the effect of the accruals and reserves taken by the Company pursuant to paragraph 4(m) hereof.

  (r) Company shall have taken the actions required by paragraph 4(q) hereof.

  8. Employee Benefit Plans. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and Wells Fargo Long Term Disability Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (the "Benefits Conversion Date"):

    Medical Plan
    Dental Plan
    Vision Plan
    Short Term Disability Plan
    Long Term Disability Plan
    Long Term Care Plan
    Flexible Benefits Plan
    Basic Group Life Insurance Plan
    Group Universal Life Insurance Plan
    Dependent Group Life Insurance Plan
    Business Travel Accident Insurance Plan
    Accidental Death and Dismemberment Plan
    Salary Continuation Pay Plan
    Paid Time Off Program

It is intended that the transition from Company's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Effective Time of the Merger; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan or who has an employment agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan.

  (b) Employee Retirement Benefit Plans.

  Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan to the extent credited under the Company's defined contribution Plan), and shall enter the 401(k) Plan as of the Benefits Conversion Date.

  Each Company Employee shall be eligible for participation, as a new employee subject to all applicable eligibility requirements, in the Wells Fargo Cash Balance Plan pursuant to the terms thereof. Wells Fargo shall not recognize a Company Employee's past service with Company or any Company Subsidiary for any purpose under the Cash Balance Plan.

  Each Company Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

  9. Termination of Agreement.

  (a) This Agreement may be terminated at any time prior to the Time of Filing:

    (i) by mutual written consent of the parties hereto;

    (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by July 31, 2000 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

    (iii) by Company or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

  10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

  11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

  13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (i) delivered in person, or (ii) shall be mailed by first class registered or certified mail, postage prepaid, or (iii) shall be sent by facsimile, or (iv) shall be sent by reputable overnight courier service addressed as follows:

  If to Wells Fargo:

    Wells Fargo & Company
    Sixth and Marquette
    Minneapolis, Minnesota 55479-1026
    Attention: Corporate Secretary

  If to Company:

    1st Choice Financial Corp.
    5801 West 11th Street
    Greeley, CO 80634
    Attention: Darrell McAllister, Chairman & CEO

  With a copy to:

    Ernest J. Panasci
    Jones & Keller, P. C.
    1625 Broadway, Suite 1600
    Denver, CO 80202

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

  14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, the Merger Agreement and any other agreements or documents executed and delivered with this Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

  15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

  16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

  17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

  18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without regard to the conflict of laws provisions thereof.

  19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 5(m) and 10 shall survive the Merger.

  20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Wells Fargo & Company                     1st Choice Financial Corp.


  /s/ John E. Ganoe                          /s/ Darrell McAllister
By: _________________________________     By: _________________________________
Its: Executive Vice President             Its: Chief Executive Officer

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    Between
                           1st CHOICE FINANCIAL CORP.
                             a Colorado corporation
                          (the surviving corporation)
                                      and
                                  [MERGER CO.]
                             a Colorado corporation
                            (the merged corporation)

  This Agreement and Plan of Merger (this "Agreement") dated as of           ,
     , between 1st CHOICE FINANCIAL CORP., a Colorado corporation (hereinafter sometimes called "Company" and sometimes called the "surviving corporation") and [MERGER CO.], a Colorado corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations").

  WHEREAS, Merger Co., a wholly-owned subsidiary of Wells Fargo & Company ("Wells Fargo"), was incorporated by Articles of Incorporation filed in the
office of the Colorado Secretary of State on        , 19  , and said
corporation is now a corporation subject to and governed by the provisions of the Colorado Business Corporation Act. Merger Co. has authorized capital stock
of          shares of common stock having a par value of $      per share
("Merger Co. Common Stock"), of which           shares were outstanding as of
the date hereof; and

  WHEREAS, Company was incorporated by Articles of Incorporation filed in the office of the Colorado Secretary of State on September 22, 1995 and said corporation is now a corporation subject to and governed by the provisions of the Colorado Business Corporation Act. Company has authorized capital stock of 10,000,000 shares of Common Stock, par value $2.50 per share ("Company Common
Stock") of which         shares were outstanding and no shares were held in the
treasury as of             , 19  ; and

  WHEREAS, Wells Fargo and Company are parties to an Agreement and Plan of
Reorganization dated as of            , 2000 (the "Reorganization Agreement"),
setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Company, with Company continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Colorado Business Corporation Act, which statute permits such merger; and

  WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

  NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co. and Company, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Company pursuant to the laws of the State of Colorado, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Company, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of Company Common Stock for shares of common stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

  FIRST: At the time of merger (as defined herein), Merger Co. shall be merged with and into Company, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and
the name of the surviving corporation shall be                 .

  SECOND: The Articles of Incorporation of Company at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

  [Amend to change name, number of directors, etc.]

  THIRD: The By-Laws of Company at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

  FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

  FIFTH: The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

  SIXTH: The manner and basis of converting the shares of Company Common Stock into whole shares of Wells Fargo Common Stock (and cash in lieu of fractional share interests) shall be as follows:

    1. Each of the shares of Company Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of shares of Company Common Stock then outstanding. The "Adjusted Wells Fargo Shares" shall be a number equal to $63,000,000 (reduced dollar for dollar by the amount, if any, by which the tangible equity of the Company, determined in accordance with paragraph 7(q) of the Reorganization Agreement, is less than $30,700,000) divided by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Reorganization Agreement.

    2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of Company Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Company Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for Company Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

    3. If between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of Company Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which the holders of shares of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

    4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days immediately preceding the meeting of shareholders of Company held to vote on the plan of merger.

    5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

  SEVENTH: The merger provided for by this Agreement shall be effective as follows:

    1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Colorado Secretary of State; provided, however, that all of the following actions shall have been taken in the following order:

      a. This Agreement shall be approved and adopted on behalf of Merger Co. and Company in accordance with the Colorado Business Corporation Act; and

      b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Colorado Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Company and by the Secretary or an Assistant Secretary of Company, and shall be filed in the office of the Colorado Secretary of State in accordance with the Colorado Business Corporation Act.

    2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

  EIGHTH: At the time of merger:

    1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Company shall continue as the surviving corporation.

    2. The merger shall have the other effects prescribed by Section 7-111-106 of the Colorado Business Corporation Act.

  NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

    1. The registered office of the surviving corporation in the State of
  Colorado shall be                , and the name of the registered agent of
  Company at such address is Corporation Service Company.

    2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Company and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

    3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

    4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado.

    5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

    6. At any time prior to the filing of Articles of Merger with the Colorado Secretary of State, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                        1st CHOICE FINANCIAL CORP.

                                        By: ____________________________________

                                        Its: ___________________________________

(Corporate Seal)

Attest:
-------------------------------------
               Secretary

                                          [MERGER CO.]

                                          By: _________________________________

                                          Its: ________________________________

(Corporate Seal)

Attest:

-------------------------------------
              Secretary

                                                                       EXHIBIT B

Wells Fargo & Company
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

  I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of 1st Choice Financial Corp., a Colorado corporation ("Company").

  Pursuant to an Agreement and Plan of Reorganization, dated as of February   ,
2000, (the "Reorganization Agreement"), between Company and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") and, as a result of such Merger, I will receive in exchange for each share of Common Stock, par value $2.50 per share, of Company ("Company Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement) a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

  I hereby agree as follows:

  I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

  I consent to the endorsement of the certificates representing the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

  Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock unless the transfer has been effected in compliance with the terms of this letter agreement.

  It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer order shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

  I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Company Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Company.

                                          Sincerely,

                                          -------------------------------------

                                   APPENDIX B

                               ----------------

                   FAIRNESS OPINION OF ALEX SHESHUNOFF & CO.
                               INVESTMENT BANKING

May 10, 2000

Board of Directors
1st Choice Financial Corporation
59th Avenue & W. 10th Street
Greeley, Colorado 80633

Members of the Board:

  You have requested an update of our opinion dated February 3, 2000, as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of 1st Choice Financial Corp. ("1st Choice") of the Merger Consideration to be received in the proposed merger between 1st Choice and a wholly-owned subsidiary of Wells Fargo & Company, (the "Company"). In consideration of the Merger, the Company has offered to exchange $63,000,000 of shares of common stock (the "Merger Consideration") for the outstanding shares of 1st Choice common stock, subject to the terms and conditions contained in the Merger Agreement. The shares will be exchanged pursuant to the Agreement and Plan of Merger dated effective as of February 3, 2000 (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company shall cause 1st Choice to be merged with and into a wholly-owned subsidiary of the Company (the "Merger").

  Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

  In connection with our opinion, we have, among other things:

  1. Evaluated 1st Choice's consolidated results based upon a review of its annual financial statements for the four-year period ending December 31, 1998 and the unaudited consolidated results for the period ending December 31, 1999;

  2. Reviewed Call Report information as of December 31, 1999 for 1st Choice;

  3. Conducted conversations with executive management regarding recent and projected financial performance of 1st Choice;

  4. Compared 1st Choice's recent operating results with those of certain other banks in the Southwestern and Western Regions of the United States which have recently been acquired;

  5. Compared 1st Choice's recent operating results with those of certain other banks in the United States which have recently been acquired;

  6. Compared the pricing multiples for 1st Choice in the Merger to those of certain other banks in the Southwestern and Western Regions of the United States which have recently been acquired;

  7. Compared the pricing multiples for 1st Choice in the Merger to those of certain other banks in the United States which have recently been acquired;

  8. Analyzed the net present value of the after-tax cash flows 1st Choice could produce through the year 2004, based on assumptions provided by management;

  9. Performed an affordability analysis based on the projections of earnings for the combined entity subsequent to the Merger;

  10. Reviewed the historical stock price data and trading volume of the Company common stock and the lack of any active market for the common stock of 1st Choice; and

  11. Performed such other analyses as we deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by 1st Choice for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

  We have not made an independent evaluation of the assets or liabilities of 1st Choice or the Company, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and have assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

  We have assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or the Company's operations following the Merger.

  Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

  Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of 1st Choice common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of 1st Choice and may not be used for any other purpose without our prior written consent.

  Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the 1st Choice stockholders pursuant to the Merger is fair, from a financial point of view.

                                          Very truly yours,

                                          /s/ Alex Sheshunoff & Co.

                                          Investment Banking

                                          ALEX SHESHUNOFF & CO.
                                          INVESTMENT BANKING

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits. See Exhibit Index.

  (b) Financial Statement Schedules. Not Applicable.

  (c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on May 9, 2000.

                                          Wells Fargo & Company

                                                 /s/ Richard M. Kovacevich
                                          By: _________________________________
                                              Richard M. Kovacevich President
                                                and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 9, 2000 by the following persons in the capacities indicated:

      /s/ Richard M. Kovacevich        President and Chief Executive
______________________________________  Officer (Principal Executive
        Richard M. Kovacevich           Officer)

           /s/ Ross J. Kari            Executive Vice President and
______________________________________  Chief Financial Officer
             Ross J. Kari               (Principal Financial Officer)

           /s/ Les L. Quock            Senior Vice President and
______________________________________  Controller (Principal Accounting
             Les L. Quock               Officer)

 LES S. BILLER                   BENJAMIN F. MONTOYA

 MICHAEL R. BOWLIN               CYNTHIA H. MILLIGAN


 DAVID A. CHRISTENSEN
                                 PHILIP J. QUIGLEY
                                                               A majority of
 SUSAN E. ENGEL                                                the Board of
                                                               Directors*


                                 DONALD B. RICE
 PAUL HAZEN
                                 SUSAN G. SWENSON


 REATHA CLARK KING
                                 CHANG-LIN TIEN

 RICHARD M. KOVACEVICH           MICHAEL W. WRIGHT


 RICHARD D. McCORMICK

--------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                                 /s/ Richard M. Kovacevich
                                          _____________________________________
                                                   Richard M. Kovacevich
                                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Reorganization, dated as of February 3, 2000, by and between 1st Choice Financial Corp. and Wells Fargo & Company,
         included as Appendix A to the accompanying proxy statement-prospectus.
  3.1    Restated Certificate of Incorporation, incorporated by reference to
         Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June
         28, 1993. Certificates of Amendment of Certificate of Incorporation,
         incorporated by reference to Exhibit 3 to the Registrant's Current
         Report on Form 8-K dated July 3, 1995 (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on
         Form 10-Q for the quarter ended September 30, 1998 (changing the
         Registrant's name and increasing authorized common and preferred stock, respectively).
  3.2    Certificate of Change of Location of Registered Office and Change of
         Registered Agent, incorporated by reference to Exhibit 3(b) to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended June
         30, 1999.
  3.3    Certificate of Designations for the Registrant's ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1994.
  3.4    Certificate of Designations for the Registrant's 1995 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1995.
  3.5    Certificate Eliminating the Certificate of Designations for the
         Registrant's Cumulative Convertible Preferred Stock, Series B,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated November 1, 1995.
  3.6    Certificate Eliminating the Certificate of Designations for the
         Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K
         dated February 20, 1996.
  3.7    Certificate of Designations for the Registrant's 1996 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.
  3.8    Certificate of Designations for the Registrant's 1997 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.
  3.9    Certificate of Designations for the Registrant's 1998 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.
  3.10   Certificate of Designations for the Registrant's Adjustable Cumulative
         Preferred Stock, Series B, incorporated by reference to Exhibit 3(j)
         to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
  3.11   Certificate of Designations for the Registrant's Fixed/Adjustable Rate
         Noncumulative Preferred Stock, Series H, incorporated by reference to
         Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the
         quarter ended September 30, 1998.
  3.12   Certificate of Designations for the Registrant's Series C Junior
         Participating Preferred Stock, incorporated by reference to Exhibit
         3(l) to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
   3.13  Certificate Eliminating the Certificate of Designations for the
         Registrant's Series A Junior Participating Preferred Stock,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated April 21, 1999.
   3.14  Certificate of Designations for the Registrant's 1999 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3(b)
         to the Registrant's Current Report on Form 8-K dated April 21, 1999.
   3.15  Certificate of Designations for the Registrant's 2000 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Pre-
         Effective Amendment No. 1 to the Registrant's Registration Statement
         on Form S-4 (Reg. No. 333-34284), filed on April 28, 2000.
   3.16  By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1998.
   4.1   See Exhibits 3.1 through 3.15.
   4.2   Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent,
         incorporated by reference to Exhibit 4.1 to the Registrant's
         Registration Statement on Form 8-A dated October 21, 1998.
   5.1   Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).*
   8.1   Opinion of Jones and Keller, a Professional Corporation regarding the
         U.S. federal income tax consequences of the merger (including consent).
  23.1   Consent of Stanley S. Stroup (included in Exhibit 5.1).
  23.2   Consent of KPMG LLP relating to the audited financial statements of
         Wells Fargo & Company.
  23.3   Consent of Jones and Keller, a Professional Corporation regarding its tax opinion (included in Exhibit 8.1).
  24.1   Powers of Attorney.*
  99.1   Form of proxy for special meeting of shareholders of 1st Choice
         Financial Corp.
  99.2   Consent of Alex Sheshunoff & Co. Investment Banking.

--------

*  Previously filed.